                                                                  EXHIBIT 10.24



                            ASSET PURCHASE AGREEMENT



________________________________________________________________________________



                                    Between


                         L-3 COMMUNICATIONS CORPORATION


                                      and


                           CALIFORNIA MICROWAVE, INC.


________________________________________________________________________________



                         Dated as of December 19, 1997

                               TABLE OF CONTENTS

                                                                                               Page
ARTICLE I        SALE AND PURCHASE OF THE ASSETS   . . . . . . . . . . . . . . . . . . . . . .    1

                 1.1     Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
                 1.2     Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
                 1.3     Books and Records; Intellectual Property  . . . . . . . . . . . . . .    4

ARTICLE II       THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                 2.1     Place and Date. . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.2     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
                 2.3     Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . .    5
                 2.4     Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . .    5
                 2.5     Excluded Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .    6
                 2.6     Consent of Third Parties  . . . . . . . . . . . . . . . . . . . . . .    8
                 2.7     Adjustment of Purchase Price  . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . .   11

                 3.1     Authorization, etc. . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 3.2     Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 3.3     No Conflicts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .   11
                 3.4     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.5     Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . .   12
                 3.6     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                 3.7     Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 3.8     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 3.9     Compliance with Laws; Governmental
                         Approvals and Consents; Governmental
                         Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.10    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.11    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 3.12    Territorial Restrictions  . . . . . . . . . . . . . . . . . . . . . .   18
                 3.13    Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.14    Receivables.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.15    Product Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.16    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . .   18
                 3.17    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.18    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 3.19    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .   20
                 3.20    Employees, Labor Matters, etc.  . . . . . . . . . . . . . . . . . . .   20
                 3.21    Employee Benefit Plans and Related Matter . . . . . . . . . . . . . .   21

                                                                                               Page
                                                                                               ----
                 3.22    Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . .   21
                 3.23    Suppliers and Customers . . . . . . . . . . . . . . . . . . . . . . .   22
                 3.24    Order Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 3.25    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 3.26    Mortgages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . .   23

                 4.1     Corporate Status; Authorization, etc. . . . . . . . . . . . . . . . .   23
                 4.2     No Conflicts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 4.3     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 4.4     Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . .   24
                 4.5     Adequate Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE V        COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                 5.1     Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . . .   24
                 5.2     Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE VI       CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                 6.1     Conditions to Obligations of Each Party . . . . . . . . . . . . . . .   31
                 6.2     Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . .   32
                 6.3     Conditions to Obligations of Seller . . . . . . . . . . . . . . . . .   35

ARTICLE VII      EMPLOYEES AND EMPLOYEE BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . .   35

                 7.1     Employment of Seller's Employees  . . . . . . . . . . . . . . . . . .   35
                 7.2     Welfare and Fringe Benefit Plans  . . . . . . . . . . . . . . . . . .   36

ARTICLE VIII     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

                 8.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 8.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE IX       INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

                 9.1     By Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
                 9.2     By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 9.3     Adjustments to Indemnification Payments.  . . . . . . . . . . . . . .   39

                                                                                              Page
                                                                                              ----
                9.4     Indemnification Procedures. . . . . . . . . . . . . . . . . . . . . .   39
                9.5     Expiration of Representations and Warranties, etc.  . . . . . .  .  .   40
                9.6     Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE X       DEFINITIONS, MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   41

                10.1    Definition of Certain Terms . . . . . . . . . . . . . . . . . . . . .   41
                10.2    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                10.3    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                10.4    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
                10.5    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
                10.6    Arbitration Procedure.  . . . . . . . . . . . . . . . . . . . . . . .   51
                10.7    Attorneys Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
                10.8    Liability for Transfer Taxes  . . . . . . . . . . . . . . . . . . . .   53

                                    EXHIBITS

    EXHIBIT A           Form of Cross-License Agreement
    EXHIBIT B           Form of Technology License Agreement
    EXHIBIT C           Form of Trademark License Agreement
    EXHIBIT D           Form of Supply Agreement


                                   SCHEDULES

SCHEDULE 1.2            Excluded Assets
SCHEDULE 2.4(a)         Retention Incentive Agreements
SCHEDULE 3.2(b)         Qualification to Do Business; Good Standing
SCHEDULE 3.3            Conflicts
SCHEDULE 3.4            September Balance Sheet
SCHEDULE 3.5            Undisclosed Liabilities
SCHEDULE 3.6(a)         Contested Taxes
SCHEDULE 3.7            Absence of Changes
SCHEDULE 3.8            Litigation
SCHEDULE 3.9(a)         Compliance with Laws
SCHEDULE 3.9(b)         Governmental Approvals and other Consents
SCHEDULE 3.9(c)         Government Contracts
SCHEDULE 3.10           Asset Exceptions
SCHEDULE 3.11(a)        Contracts
SCHEDULE 3.11(c)        Defaults and Consents under Contracts
SCHEDULE 3.13           Inventory Exceptions
SCHEDULE 3.15           Product Warranties
SCHEDULE 3.16(a)        Owned Intellectual Property
SCHEDULE 3.16(b)        Intellectual Property Licensing Arrangements
SCHEDULE 3.16(c)        Infringement by Third Parties
SCHEDULE 3.16(d)        Claims by Third Parties
SCHEDULE 3.17           Insurance
SCHEDULE 3.18(a)        Owned Real Property
SCHEDULE 3.18(b)        Leases
SCHEDULE 3.19(a)        Environmental Matters
SCHEDULE 3.21(a)        Employee Benefit Plans
SCHEDULE 3.23           Suppliers and Customers
SCHEDULE 3.24           Backlog
SCHEDULE 4.2            Governmental Approvals and other Consents
SCHEDULE 5.2(e)         Letters of Credit; Performance and Surety Bonds
SCHEDULE 5.2(f)         Severance Agreements
SCHEDULE 6.2(c)         Consents

                            ASSET PURCHASE AGREEMENT


                 ASSET PURCHASE AGREEMENT dated as of December 19, 1997, between L-3 Communications Corporation, a Delaware corporation (the "Buyer"), and California Microwave, Inc., a Delaware corporation (the "Seller").


                                R E C I T A L S:

                 A. Seller is in the business of designing, integrating and installing satellite communications systems (with a principal focus on the telephony, video broadcasting, multimedia, trunk and VSAT hub niches) in the United States and certain other countries through an unincorporated division (the "STS Division").

                 B. Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, substantially all of the assets of the STS Division, and Buyer has agreed to assume certain of the liabilities of such Division, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

                 C. Capitalized terms used herein without separate definition have the meanings given to such terms in Section 10.1.

                 NOW THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                   ARTICLE I
                        SALE AND PURCHASE OF THE ASSETS

                 1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) that primarily relate to and are used in the Business as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation,

                          (a)     the Owned Real Property described on Schedule
3.18(a) and the property leased at 125 Kennedy Drive, Hauppauge, New York, described on Schedule 3.18(b) (the "Kennedy Facility");

                          (b)     all machinery, equipment, furniture,
furnishings, vehicles, tools, dies, molds and other tangible personal property;

                          (c)     all inventories of raw materials, work in
process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) (collectively, the "Inventories");

                          (d)     all rights in Intellectual Property owned by
Seller and used primarily in the Business;

                          (e)     the GMACS and Universal System Controller;

                          (f)     all rights under all Contracts;

                          (g)     all credits, prepaid expenses, deferred
charges, advance payments, security deposits and prepaid items;

                          (h)     all notes and accounts receivable held by
Seller (including intercompany and interdivisional accounts receivable) and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person (in all cases, whether or not billed) and the benefit of security therefor;

                          (i)     all Books and Records;

                          (j)     to the extent their transfer is permitted by
law, all Governmental Approvals, including all applications therefor;

                          (k)     all rights to causes of action, lawsuits,
claims and demands of any nature available to or being pursued by Seller with respect to the Assets or the Assumed Liabilities (subject to Section 1.2(e));

                          (l)     all guarantees, warranties, indemnities and
similar rights in favor of Seller with respect to the Assets;

                          (m)     all computer hardware and software used
exclusively in the Business, including all rights under licenses and other instruments or agreements relating thereto;

                          (n)     all assets reflected on the Final Closing
Statement of Net Assets;

                          (o)     the Names and Logos "Satellite Transmission
Systems" alone or in any combination of words, or any combination, variation or derivation of any such name or mark; and

                          (p)     the cash and the cash equivalents in the
non-U.S. bank accounts as provided in Section 2.7(b).

                 Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to Buyer free and clear of all Liens excepting only those Liens listed in the first and fourth paragraphs of Schedule 3.10 and Permitted Liens.

                 1.2 Excluded Assets. Seller shall retain and not transfer, and Buyer shall not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

                          (a)     the assets listed on Schedule 1.2;

                          (b)     the name and mark "California Microwave" and
any name or mark derived from or including the foregoing;

                          (c)     all cash and cash equivalents and similar
type investments, such as certificates of deposit, treasury bills and other marketable securities other than non-U.S. bank accounts as provided in Section 2.7(b);

                          (d)     all Books and Records relating to or used in
the business of Seller and not primarily relating to or used in the Business;

                          (e)     all insurance policies and all rights to
causes of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to insurance policies except to the extent provided for in Section 5.1(e);

                          (f)     all rights to causes of action, lawsuits,
claims and demands of any nature available to or being pursued by Seller with respect to the Excluded Assets or the Excluded Liabilities;

                          (g)     all Intellectual Property not used primarily
in the Business;

                          (h)     all right, title and interest of the Seller
in and to prepaid Taxes of the Business (except to the extent reflected on the Final Closing Statement of Net Assets), and any claims for any refund, rebate or abatement with respect to Taxes of the Business (except to the extent reflected on the Final Closing Statement of Net Assets) for any period or portion thereof through the Closing Date and any interest payable with respect thereto; and

                          (i)     the lease of the warehouse located at 65
Commerce Drive, Hauppauge, New York.

                 1.3      Books and Records; Intellectual Property.

                          (a)     From and after the Closing and until the
sixth anniversary thereof, (i) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any Books and Records that pertain to the operations of the Business but that are not Books and Records that primarily relate to the Business, and (ii) Buyer agrees to grant to Seller, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Assets that pertain to the operation of the Business on or prior to the Closing Date, for any reasonable business purpose of Seller.

                          (b)     At the Closing, Seller shall grant to Buyer a
fully-paid, nonexclusive license to use intellectual property of Seller used in the operation of the Business but not constituting Intellectual Property that primarily relates to the Business. Such license shall be substantially in the form of the Cross-License Agreement between Buyer and Seller attached as Exhibit A hereto (the "Cross- License Agreement").

                          (c)     At the Closing, Buyer shall grant to Seller a
fully-paid, non-exclusive license to use the GMACS, Universal System Controller and the patent pending referenced in Schedule 3.16(a). Such license shall be substantially in the form of the Technology License Agreement between Buyer and Seller attached as Exhibit B hereto (the "Technology License Agreement").

                          (d)     At the Closing, Buyer shall grant to Seller a
fully-paid, non-exclusive license to use the trademarks, service marks, tradenames and service names associated with the GMACS and the Universal System Controller. Such agreement shall be substantially in the form of the Trademark License Agreement between Buyer and Seller attached as Exhibit C hereto (the "Trademark License Agreement").

                                   ARTICLE II
                                  THE CLOSING

                 2.1 Place and Date. The closing of the sale and purchase of the Assets (the "Closing") and the assumption of the Assumed Liabilities shall take place at 10:00 A.M. local time on the 26th day of January, 1998 at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, NY 10166, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

                 2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay to Seller at the Closing an aggregate of U.S. $27 million, subject to adjustment as provided for in Section 2.7 (the "Purchase Price"), and to assume the Assumed Liabilities as provided in Section 2.4. The Purchase Price shall be paid by the wire transfer of immediately available funds to such bank account or accounts as are specified by Seller in written instructions given to Buyer at least three days prior to the Closing.

                 2.3 Allocation of Purchase Price. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities (collectively, the "Aggregate Purchase Price") among the Assets, including solely for this purpose the agreements contained in Section 5.1(f), in accordance with Section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing. All such mutually agreed to allocations shall be (a) at the election and expense of Buyer, based upon appraisal(s) prepared by independent firm(s) selected by Buyer and approved by Seller (such approval not to be unreasonably withheld or delayed), and (b) used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns, subject to adjustment to reflect the adjustment to the Purchase Price provided for in Section 2.7. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.

                 2.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due only the following liabilities and obligations relating to the Assets or the Business: (a) all payment obligations of Seller under all retention incentive agreements as set forth in Schedule

2.4(a), but only to the extent that such payment obligations relate to the failure of Buyer to hire employees of the STS Division or the involuntary termination by Buyer without cause of the employment of any Transferred Employee after the Closing; (b) all product warranty obligations of the Business; (c) all liabilities and obligations of Seller to be performed from and after the Closing Date under or relating to Contracts and Governmental Approvals included in the Assets; (d) all liabilities and obligations of Seller relating to or arising out of the operation of the Business and reflected on the June Balance Sheet and/or the September Balance Sheet or disclosed in the notes thereto other than those relating to income taxes; and (e) to the extent reflected on the Final Closing Statement of Net Assets, all trade and other accounts payable and other liabilities (other than those relating to income taxes) arising out of or in respect of the ordinary course of business of the Business (including intercompany and interdivisional trade accounts payable) consistent with past practice since September 30, 1997 (collectively, the "Assumed Liabilities").

                 2.5 Excluded Liabilities. Other than for the Assumed Liabilities, Buyer shall not be responsible for any other debts, claims, commitments, liabilities or obligations of Seller or the Business (collectively, the "Excluded Liabilities"), including without limitation any and all liabilities, obligations or commitments of Seller (except those that constitute Assumed Liabilities) relating to and arising out of any of the following:

                          (a)     any liability, obligation or commitment that,
in accordance with GAAP, was required to have been shown as a liability in the Financial Statements or in the notes thereto and was not so shown, unless reflected on the Final Closing Statement of Net Assets;

                          (b)     except as expressly assumed by Buyer pursuant
to Article VII hereof or as accrued or otherwise reflected on the Final Closing Statement of Net Assets, (i) the sponsorship, administration, contribution obligation of any entity under any Employee Benefit Plan or termination of any Employee Benefit Plan on or prior to the Closing Date, or (ii) the termination of employment of any employee of the Business by Seller;

                          (c)     any cause of action or judicial or
administrative action, suit, proceeding or investigation, pending or threatened on the Closing Date, relating to periods prior to the Closing Date, that is not disclosed on Schedule 3.8 hereto;

                          (d)     any failure or alleged failure to comply
with, or any violation or alleged violation of, (i) any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other Governmental Approval applicable to the Business or the Assets or (ii) any

Contract, in each case which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

                          (e)     any infringement or alleged infringement of
the rights of any other person or entity arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

                          (f)     any rights of any other Person relating to
the Intellectual Property pursuant to any license, sublicense or agreement required to be disclosed and not so disclosed;

                          (g)     any obligations against Seller with respect
to any notes, bonds, accounts receivable or other evidences of indebtedness of or rights to receive payment from any Person that have been transferred to a third person by Seller;

                          (h)     any liability for any Taxes imposed on Seller
arising from the operation of the Business on or before the Closing Date;

                          (i)     the Excluded Assets;

                          (j)     all Environmental Liabilities and Costs
arising from, relating to, in respect of, or incurred in connection with (i) any real property, business entities or assets, whether domestic or foreign, formerly owned, occupied or operated by or in connection with the Business and not owned, occupied or operated by or in connection with the Business as of the Closing Date, (ii) the transportation or disposal of any Hazardous Substances to or at any offsite facility or location by or in connection with the Business occurring prior to the Closing Date and (iii) conditions existing or events occurring on or prior to the Closing Date on any real property owned, occupied or operated by or in connection with the Business as of the Closing Date;

                          (k)     all obligations of Seller under all retention
agreements, severance agreements (subject to the provisions of Section 5.2(f)), change of control agreements and similar arrangements not listed on Schedule 2.4(a);

                          (l)     all obligations of Seller under all retention
incentive agreements listed on Schedule 2.4(a) (including any payments due thereunder upon and by reason of the sale of the STS Division), other than those payment obligations of Seller referred to in Section 2.4(a);

                          (m)     any claim, litigation, action or proceeding,
whether or not now pending or threatened, relating to the Business or the Assets to the extent based on or arising out of or based upon product liability with respect to products shipped or sold prior to the Closing; or

                          (n)     all intercompany obligations and liabilities
owed by the Business to Seller other than intercompany or interdivisional trade accounts payable reflected on the Final Closing Statement of Net Assets.

                 2.6 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall (i) continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained without any third party cost to Buyer, (ii) hold such Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement on behalf of Buyer, (iii) cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the benefits under any such Governmental Approval, instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as agent, and (iv) enforce and perform for the account of Buyer any rights of Seller arising from such Government Approval, instrument, contract, lease, permit or other agreement or arrangement, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Nothing in this
Section 2.6 shall be deemed a waiver by Buyer of its right to receive an effective assignment of all of the Assets.

                 2.7      Adjustment of Purchase Price.

                          (a)     Calculation of Adjustment.  The Purchase
Price shall be (i) increased by the amount that the Closing Date Net Assets (as hereinafter defined), are greater than $25,099,080 (which amount is the book value of the net assets as shown on the adjusted September Balance Sheet (the "Target Net Assets"); or (ii) decreased by the amount that the Closing Date Net Assets are less than the Target Net Assets. The term "Closing Date Net Assets" as used herein shall mean the book value of the Assets set forth on the Final Closing

Statement of Net Assets (as hereinafter defined) in excess of the amount of the Assumed Liabilities set forth on the Final Closing Statement of Net Assets, determined in accordance with the procedures set forth below. The amount of any decrease or increase to the Purchase Price pursuant to this Section 2.7(a) plus interest from and including the Closing Date to but excluding the date of payment at the Prime Rate (as hereinafter defined) shall be paid by Seller or Buyer, as the case may be, by wire transfer in immediately available funds within five (5) business days after the Final Closing Statement of Net Assets is agreed to by Seller and Buyer or is determined by the Neutral Auditor (as hereinafter defined). For purposes of this Agreement, "Prime Rate" means the prime rate of interest in effect on the Closing Date as stated in the "Money Rates" section of the Wall Street Journal.

                          (b)     Preparation of Closing Statement of Net
Assets. As soon as practicable, and in any event within sixty (60) days after the Closing Date, Seller shall cause Ernst & Young LLP ("E&Y") to prepare an audited statement of net assets for the Business consisting of the Assets and the Assumed Liabilities, as of the close of business on the Closing Date determined on a pro forma basis as if the parties hereto had not consummated the transactions contemplated by this Agreement (the "Closing Statement of Net Assets"), to be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with the September 30, 1997 Financial Statements (including the September Balance Sheet) through full application of the policies and procedures used in preparing the September 30, 1997 Financial Statements (including the September Balance Sheet) and taking into account the type of adjustments included in the September Balance Sheet set forth in Schedule 3.4, and with changes in contract estimates at completion ("EAC's") and estimates to complete ("ETC's") determined on a basis consistent with the method used for the determination of the September 30, 1997 Financial Statements (including the September Balance Sheet); provided that, for purposes of the Closing Statement of Net Assets, the cash and cash equivalents held in non-US bank accounts for the benefit of the STS Division shall be transferred to Buyer and shall be reflected as assets of the STS Division and shall be included in the calculation of any Purchase Price adjustment required by this Section. The Closing Statement of Net Assets shall be accompanied by the report of E&Y thereon and by a certificate of Seller's Chief Financial Officer, each of which shall state that the Closing Statement of Net Assets presents fairly, in all material respects, the Assets and Assumed Liabilities presented on such statement as provided for in this Agreement at the Closing Date in conformity with GAAP consistently applied with the September 30, 1997 Financial Statements, except that it does not contain all the notes required by GAAP. Buyer shall provide Seller, E&Y and the Neutral Auditor such access to the Books and Records as may reasonably be required for the preparation and/or review of the Closing Statement of Net Assets. All fees and expenses of E&Y relating to the preparation of the Closing Statement of Net Assets shall be borne equally by Seller and Buyer.

                          (c)     Review of Closing Statement of Net Assets.
After receipt of the Closing Statement of Net Assets, Buyer shall have thirty
(30) days to review it. Buyer and its authorized representatives shall have full access to all Books and Records and appropriate employees of the Seller and its accountants to the extent required to complete their review of the Closing Statement of Net Assets including work papers used in preparation thereof. Unless the Buyer delivers written notice to Seller on or prior to the 30th day after receipt of the Closing Statement of Net Assets specifying in reasonable detail all disputed items and the basis therefor, the parties shall be deemed to have accepted and agreed to the Closing Statement of Net Assets. If Buyer so notifies the Seller of an objection to the Closing Statement of Net Assets, the parties shall, within thirty (30) days following the date of such notice (the "Resolution Period") attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

                          (d)     Resolution.  If at the conclusion of the
Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to Price Waterhouse or another large international accounting firm not otherwise engaged by either party (the "Neutral Auditor"). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be borne equally by Seller and Buyer, unless the Neutral Auditor finds one party acted in bad faith in which case that party pays all. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditor's determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than five (5) business days after the election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder. The term "Final Closing Statement of Net Assets," as hereinafter used, shall mean the definitive Closing Statement of Net Assets agreed to by Seller and Buyer in accordance with Section 2.7(c) or the definitive Closing Statement of Net Assets resulting from the determination made by the Neutral Auditor in accordance with this
Section 2.7(d) (in addition to those items theretofore agreed to by Seller and Buyer).


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer as follows:

                 3.1 Authorization, etc. Seller has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations thereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditor's rights generally and by general equitable principles.

                 3.2      Corporate Status.

                          (a)     Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on the Business and to own or lease and to operate the properties of the Business as and in the places where the Business is conducted and such properties are owned, leased or operated.

                          (b)     Seller is duly qualified or licensed to do
business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Such jurisdictions are listed on
Schedule 3.2(b).

                          (c)     Seller has delivered to Buyer complete and
correct copies of its certificate of incorporation and by-laws in each case, as amended and in effect on the date hereof and on the Closing Date. Seller is not in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

                 3.3 No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), or result in the acceleration of or give rise to any party the right to terminate, modify or cancel under, or result in the loss of any rights, privileges, options or alternatives under, or result in the creation of any Lien on any assets of Seller (including the Assets) under (i) any Applicable Law applicable to Seller or any of the Assets, (ii) the certificate of incorporation or by-laws of Seller or (iii) except as set forth in Schedule 3.3, any Contract or other agreement or instrument to which Seller is a party or by which Seller or the Assets is bound. Except as specified in
Schedule 3.3 and as may be required under the HSR Act, no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 3.4      Financial Statements.  Seller has delivered to Buyer
(a) the audited balance sheet (the "June Balance Sheet") and the related statements of operations and cash flows of the Business as at and for the fiscal year ended June 30, 1997 and (b) the unaudited balance sheet and the unaudited adjusted balance sheet, a copy of which is attached hereto as
Schedule 3.4 (the "September Balance Sheet") and the related statement of income of the Business as at and for the three-month period ended September 30, 1997 (collectively, the "Financial Statements"). The September 30, 1997 Financial Statements have been prepared on a basis consistent with the June 30, 1997 Financial Statements. The Financial Statements are in accordance with the books and records of the STS Division, have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Business as at and for the periods specified, except that the September 30, 1997 Financial Statements do not contain notes required by GAAP.

                 3.5 Absence of Undisclosed Liabilities. Seller has no debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, arising out of or relating to the Business, except (a) as set forth in Schedule 3.5, (b) as and to the extent disclosed or reserved against in the September Balance Sheet, and (c) liabilities and obligations that were incurred after September 30, 1997 in the ordinary course of business consistent with prior practice.

                 3.6 Taxes. Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Business with respect to Taxes required to be filed on or before the Closing Date. Except for Taxes set forth on Schedule 3.6(a), which are being contested in good faith and by appropriate proceedings, the following Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Tax Returns, (ii) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by Seller that are or may become payable by Buyer or chargeable as a lien upon the Business, and (iii) all other Taxes in respect of periods prior to the Closing.

                 3.7      Absence of Changes.  Except as set forth in Schedule
3.7 (which Schedule includes, as Schedule 3.7(a), certain STS Division summary financial data showing the actual results of the STS Division for the quarter ended September 30, 1997 and the STS Division's forecasted results, by quarter, for the fiscal year ending June 30, 1998) and for the results shown and changes forecast in Schedule 3.7(a), since September 30, 1997, Seller has not in connection with or relating to the Business or the Assets:

                          (a)     suffered any material adverse change in the
financial condition, results of operation or Assets of the Business, other than changes in the STS Division's intercompany account with CMI corporate, which changes represent (i) the results of operations of the STS Division, (ii) the cash advanced to the STS Division by CMI corporate or repaid by the STS Division to CMI corporate, and (iii) certain allocations between CMI corporate and the STS Division, which allocations were made in the ordinary course of business consistent in type and amount with past practice;

                          (b)     incurred, assumed, guaranteed or discharged
any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

                          (c)     mortgaged, pledged or subjected to Lien, any
property, business or assets, tangible or intangible;

                          (d)     sold, transferred, leased to others or
otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

                          (e)     received any notice of termination of any
material contract, lease or other agreement;

                          (f)     suffered any damage, destruction or loss
(whether or not covered by insurance), in any case or in the aggregate, in excess of $150,000;

                          (g)     transferred or granted any rights under, or
entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

                          (h)     made any change in the rate of compensation,
commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent of the Business, other than increases in the ordinary course of business consistent with past practice in the compensation payable to those employees of the Business earning less than $50,000 per annum each;

                          (i)     encountered any labor union organizing
activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

                          (j)     entered into any transaction, contract or
commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                          (k)     made any grant of credit to any customer or
distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past; or

                          (l)     taken any action or omitted to take any
action that would result in the occurrence of any of the foregoing.

                 Seller makes no representation or warranty as to the realization of any results forecast in Schedule 3.7(a).

                 3.8 Litigation. Except as set forth on Schedule 3.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Seller, threatened against or relating to Seller in connection with the Assets or the Business seeking unspecified damages, damages in excess of $50,000 or any injunctive or other equitable relief or against or relating to the transactions contemplated by this Agreement.

                 3.9 Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts.

                          (a)     Except as disclosed in Schedule 3.9(a),
Seller has complied in all respects with all Applicable Laws applicable to the Business or the Assets, except for any non-compliance that has not had or would not result in, individually or in the aggregate, a Material Adverse Effect.

                          (b)     Schedule 3.9(b) sets forth all Governmental
Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business as conducted by Seller. Except as set forth in
Schedule 3.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Business.

                          (c)     Schedule 3.9(c) sets forth all Contracts with
any Governmental Authority.

                 3.10     Assets.

                          (a)     Except for those Liens listed on Schedule
3.10, on the date hereof, Seller has good and valid title to all the Assets free and clear of any and all Liens other than Permitted Liens. Except for those Liens listed as Items 1 and 4 on Schedule 3.10, on the Closing Date, Seller will have good and valid title to all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets include all material assets required for the continued conduct of the Business by Buyer as now being conducted or material to the financial condition or results of operations of the Business, except for the Excluded Assets. The Assets do not include stock or equity interests in any Person.

                          (b)     All material property and assets owned or
utilized by the Business are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), and are sufficient to carry on the Business as presently conducted. All buildings, plants and other structures utilized by the Business are in good condition and repair (except for ordinary wear and tear).

                 3.11     Contracts.

                          (a)     Schedule 3.11(a) contains a complete and
correct list of all agreements, contracts, commitments, orders, licenses, leases, and other instruments and arrangements (whether written or oral) of the types described below to which Seller is a party or by which it or any of its assets is bound in connection with the Business, the Assets or the Assumed Liabilities (the "Contracts"):

                                    (i)    leases, licenses, permits,
franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Real Property;

                                   (ii)    employment, consulting, agency,
collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of employees, sales representatives, distributors, dealers, agents, or (if material) independent contractors;

                                  (iii)    loan agreements, indentures, letters
of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                                   (iv)    licenses, licensing arrangements and
other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                                    (v)    brokerage or finder's agreements;

                                   (vi)    joint venture, partnership and
similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                                  (vii)    asset purchase agreements and other
acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                                 (viii)    any contract with respect to which
the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $100,000 per annum;

                                   (ix)    sales agency, manufacturer's
representative, marketing or distributorship agreements;

                                    (x)    contracts, agreements or
arrangements with respect to the representation of the Business in foreign countries;

                                   (xi)    purchase commitments for inventory
items or supplies that, together with amounts on hand, constitute in excess of six months normal usage;

                                  (xii)    any agreement, understanding,
contract or commitment (written or oral) with (x) any employee, agent, consultant, distributor, dealer or franchisee other than those involving in the aggregate consideration or other expenditure of less than $100,000, or (y) any Affiliate;

                                 (xiii)    any collective bargaining agreements
with any unions, guilds, shop committees or other collective bargaining groups;

                                  (xiv)    any guarantee of the payment or
performance of any Person agreement to indemnify any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than (x) the endorsement of checks in the ordinary course of business and (y) guarantees or agreements which in the aggregate do not exceed $100,000;

                                   (xv)    any outstanding bid or proposal or
any outstanding customer option relating to Contracts in the Backlog in excess of $100,000; and

                                  (xvi)    any other contracts, agreements or
commitments that are material to the Business.

                          (b)     Seller has furnished Buyer with access to all
written Contracts, together with all amendments thereto, set forth in Schedule 3.11(a). Seller has furnished Buyer with a complete and accurate summary of all oral contracts listed on Schedule 3.11(a).

                          (c)     There does not exist under any Contract any
event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the knowledge of Seller, any other party thereto except as set forth in Schedule 3.11(c) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in a Material Adverse Effect and (ii) have not materially impaired the ability of Seller to perform its obligations under the Agreement. Except as set forth in Schedule 3.11(c), each Contract is a legal, valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, the other parties thereto. Except as set forth in Schedule 3.11(c), no consent of any third party is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                 3.12 Territorial Restrictions. Seller is not restricted by any agreement or understanding with any other Person from carrying on the Business anywhere in the world.

                 3.13 Inventories. Except as set forth on Schedule 3.13 and net of reserves as reflected in the September Balance Sheet or to be reflected in the Final Closing Statement of Net Assets, (a) Inventories are of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standard and are usable in the ordinary course of business in amounts consistent with past practice, and (b) Inventories that are finished goods are saleable in the ordinary course of business.

                 3.14 Receivables. Seller's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the September Balance Sheet or will be reflected in the Final Closing Statement of Net Assets, and all such receivables which will have arisen since the date of the Financial Statements, have arisen only from bona fide transactions in the ordinary course of business. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statements. To Seller's knowledge, there has not been any material adverse change in the collectability of such receivables since September 30, 1997.

                 3.15     Product Warranties.  Except as set forth in Schedule
3.15 and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of the Business and (b) except as reflected in the Financial Statements or as incurred in the ordinary course of business thereafter there are no pending or threatened claims with respect to any such warranty. Seller is not aware of any facts that indicate that the reserves for product warranties reflected in the September Balance Sheet are materially understated. Schedule 3.15 sets forth a list of all pending or, to the knowledge of Seller, threatened product warranty claims in excess of $50,000.

                 3.16 Intellectual Property. Schedule 3.16(a) sets forth a complete and correct list of all material Intellectual Property that is owned by Seller and used in connection with the Business (the "Owned Intellectual Property"). Schedule 3.16(b) sets forth a complete and correct list of all material written or oral licenses and arrangements, (i) pursuant to which the use by any Person of Intellectual Property is permitted by Seller and (ii) pursuant to which the use by Seller of Owned Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). The Owned Intellectual Property and the Intellectual Property Licenses (including the GMACS and Universal System Controller) constitute all Intellectual Property necessary to operate the Business consistent with past practice. On the date hereof and at the Closing, all Intellectual Property Licenses are or will be in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). To the knowledge of Seller, the conduct of the Business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 3.16(c). To the knowledge of Seller, none of the Intellectual Property is being infringed by third parties. Except as set forth on Schedule 3.16(d), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License.

                 3.17 Insurance. Schedule 3.17 contains a list of all insurance policies maintained by Seller for the benefit of or in connection with the Assets or the Business and no notice of cancellation, termination, or reduction of coverage, and no notice of intention to cancel, terminate or reduce coverage, has been received. Seller has given Buyer access to complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.

                 3.18     Real Property.

                          (a)     Owned Real Property.  Schedule 3.18(a)
contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property and generally describing all improvements thereon including, without limitation, the properties reflected as being so owned on the Financial Statements and not disposed of after the date of the Financial Statements in the ordinary course of Business. Seller has, or on the Closing Date will have, good and marketable fee simple title to the Owned Real Property indicated on Schedule 3.18(a) as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. Notwithstanding the foregoing provisions, for the purposes of this Section 3.18, Section 3.10, and the last sentence of
Section 1.1, Permitted Liens shall not include, with the exception of the mortgage liens and easements of record described on Schedule 3.18(c), any mortgage lien encumbering the Owned Real Property or the Kennedy Facility or any easement of record.

                          (b)     Leases.  Schedule 3.18(b) contains a complete
and correct list of all Leases setting forth the address, landlord and tenant for each Lease. Seller has delivered to Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding and enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Seller is not in default, violation or breach in any respect under any Lease, and no event or condition has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. No renewal or extension options have been granted to tenants. Schedule 3.18(c) sets forth all easements, covenants, mortgages and restrictions of record encumbering the Owned Real Property and the Leased Real Property subject to the lease from the Suffolk County Industrial Development Agency.

                 3.19     Environmental Matters.

                          (a)     Compliance with Environmental Law.  To the
knowledge of Seller, Seller is and has been in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Business and the use by Seller thereof. Except as disclosed on Schedule 3.19(a) hereto, Seller has obtained all material permits, licenses and other authorizations that are required under Environmental Law necessary to operate the Business and the same are listed on Schedule 3.19(a) hereto. No violation by Seller is being alleged of any applicable Environmental Law relating to any of the Assets.

                          (b)     Other Environmental Matters.  To the
knowledge of Seller, Seller has not caused or taken any action that resulted in, and Seller is not subject to, any material liability or obligation on the part of Seller, relating to (x) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by Seller in the Business including without limitation, the air, soil and groundwater conditions at such properties or (y) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials by Seller.

                 3.20 Employees, Labor Matters, etc. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since August 31, 1994, there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Seller, threatened with respect to any employee employed in the operation of the Business.

                 3.21     Employee Benefit Plans and Related Matters.

                          (a)     Schedule 3.21(a) lists each pension,
retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, to which Seller contributes or is a party or is bound and under which it may have liability and under which employees or former employees of the Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to Buyer true, correct and complete copies of all Employee Benefit Plans. The Assets are not subject to any Lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

                          (b)     Compliance; Liability.

                                    (i)    No liability has been or is expected
to be incurred by Seller under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to employee benefit plans and, to the knowledge of the Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Business or, following the Closing, Buyer or any such Employee Benefit Plan.

                                   (ii)    No Employee Benefit Plan is a
"multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, or a defined benefit plan within the meaning of Section B(35) of ERISA.

                 3.22 Brokers, Finders, etc. With the exception of fees and expenses payable to J.P. Morgan & Co. Incorporated and certain employees of Seller and its Affiliates which shall be paid by Seller, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

                 3.23 Suppliers and Customers. Schedule 3.23 attached hereto sets forth the twenty (20) largest suppliers and all sole source suppliers and the twenty (20) largest customers of the Business for the period July 1, 1996 through the date hereof. During the period July 1, 1996 through the date hereof, (a) none of the 20 largest customers referred to in the next preceding sentence has cancelled in whole or in part its agreement or commitment with Seller or the Business to purchase products or services (or threatened in writing to do any of the foregoing). During the period July 1, 1996 through the date hereof, none of the sole source suppliers referred to in the first sentence of this Section has cancelled in whole or in part its agreement or commitment to supply services or supplies to Seller or the Business (or threatened in writing to do any of the foregoing). To Seller's knowledge, the relationship of Seller with each of its suppliers and each of its customers is a good commercial working relationship. Seller does not have knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with Seller or the Business or limit its services, supplies or materials to Seller or the Business, or its usage or purchase of the services and products of the Business either as a result of the transactions contemplated hereby or otherwise.

                 3.24 Order Backlog. A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by Seller in connection with the Business to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by Seller in connection with the Business to Governmental Authorities (collectively, the "Backlog") pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.24 attached hereto.

                 3.25 Disclosure. No representation or warranty of Seller in this Agreement and the Schedules or certificates attached hereto or delivered by Seller in accordance with the terms hereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                 3.26 Mortgages. If any parcel of Owned Real Property is encumbered by one or more existing mortgages (each, an "Existing Mortgage"), no written notice has been received from the mortgagee(s) asserting that a default or breach exists thereunder or under any note or other obligation secured thereby which remains uncured. Seller knows of no default, or event which with notice or the passage of time will constitute a default, under the Existing Mortgage(s) or under any note or other obligation secured thereby which has occurred and is continuing. Seller has delivered to Buyer complete copies of the documents constituting the Existing Mortgage(s) and the note(s) secured thereby.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as follows:

                 4.1 Corporate Status; Authorization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement. This Agreement is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                 4.2 No Conflicts, etc. The execution, delivery and performance by Buyer of the Agreement, and the consummation of the transactions contemplated hereby, do not and shall not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), as set forth in Schedule 4.2 and for violations and defaults that, individually and in the aggregate, have not and shall not materially impair the ability of Buyer to perform its obligations under the Agreement. Except as specified in Schedule 4.2 and except as required under the HSR Act, no Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby.

                 4.3 Litigation. There is no action, claim, suit or proceeding pending, or to Buyer's knowledge threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

                 4.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

                 4.5 Adequate Funds. Buyer has all funds necessary to enable it to perform this Agreement in accordance with its terms.


                                   ARTICLE V
                                   COVENANTS

                 5.1      Covenants of Seller.

                          (a)     Public Announcements.  Except as required by
Applicable Law (in which case the nature of the announcement shall be described to Buyer prior to dissemination to the public), Seller shall not make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

                          (b)     Conduct of Business.  From the date hereof to
the Closing Date, except as permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller shall:

                                    (i)    carry on the Business in the
ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable best efforts to maintain the Business in good operating condition and repair, and preserve its relationships with customers, suppliers and others having business dealings with the Business;

                                   (ii)    not grant (or commit to grant) any
increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business other than increases in the ordinary course of business consistent with past practice in the compensation payable to those employees of the Business earning less than $50,000 per annum each; or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee.

                                  (iii)    not sell, assign, voluntarily
encumber, grant a Lien on or license with respect to, or dispose of, any of the Assets having a fair market value of at least $50,000 individually or $100,000 in the aggregate, or incur any liabilities or obligations (including, without limitation, liabilities with respect to capital leases or guarantees thereof) in excess of $100,000 individually or in the aggregate, except for sales and dispositions made or liabilities incurred, including the creation of purchase money security interests, in the ordinary course of business consistent with past practice;

                                   (iv)    take any action inconsistent with,
the representations and warranties of Seller hereunder or that would cause any of the representations and warranties of Seller hereunder to become untrue in any material respect; and

                                    (v)    not make, give or grant any bid or
proposal, or any customer option relating to contracts in the Backlog, involving an amount in excess of $250,000 (or amend, supplement or terminate any existing bid or proposal, or any existing customer option relating to contracts in the Backlog, involving an amount in excess of $250,000), in each case without the prior approval of Buyer (which approval shall not be unreasonably withheld or delayed).

                          (c)     Access and Information.  (i) Prior to and
after the Closing, Seller shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Buyer and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records relating to the Business, as Buyer shall from time to time reasonably request. In addition, Seller shall permit Buyer, and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller during normal business hours as may be necessary to Buyer in its review of the properties, assets and business affairs of the Business and the above-mentioned documents, records and information. Buyer and Buyer's agents shall have the right, upon giving reasonable advance notice to enter upon and inspect the Real Property, including physical inspection of the surface and sub-surface land and all improvements and the major components thereof, including heating, plumbing, air conditioning, electrical equipment and wiring and roof. Buyer shall indemnify and hold Seller harmless from and against any and all costs and liabilities resulting from the negligence or willful misconduct of any third party engaged by Buyer to perform such inspections, and Buyer shall return the Real Property to substantially the same condition as before such inspections. Inspections shall be conducted during times reasonably convenient to Seller and the Business.

                                  (ii)     Buyer shall remain bound by the
terms of its existing Confidentiality Agreement with Seller, dated August 6, 1997 (the "Confidentiality Agreement"), except that from and after the Closing:
(A) the terms "Evaluation Material" and "Notes" as defined and used in the Confidentiality Agreement, shall no longer include information concerning the Business and properties of the STS Division; (B) clause (d) of the second paragraph of the Confidentiality Agreement shall cease to have any further force and effect insofar as the provisions thereof relate to the STS Division or the Business; and (C) the seventh and eighth paragraphs of the Confidentiality Agreement shall cease to have any further force and effect insofar as the provisions thereof relate to the STS Division or the Business.

                          (d)     Further Actions.

                                    (i)    Seller agrees to use commercially
reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                                   (ii)    Seller, as promptly as practicable,
shall file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Seller pursuant to Applicable Law in connection with the Agreement, the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby, including but not limited to filings pursuant to the HSR Act.

                                  (iii)    Seller, as promptly as practicable,
shall use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby.

                                   (iv)    Seller shall coordinate and
cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 5.2.

                          (e)     Further Assurances.  Following the Closing,
Seller shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. Seller until the Closing shall maintain in force in respect of the Business the existing insurance covering the Business, subject to normal variations required by ordinary operations of the Business. Seller shall cooperate with Buyer in order to afford Buyer the benefit of all insurance policies covering the Business for periods prior to the Closing to the extent that the claims thereunder relate to any of the Assets or the Assumed Liabilities.

                          (f)     Noncompete.  Seller will not and will cause
its Subsidiaries and operating units and Affiliates not to (collectively, the "Restricted Parties and individually, a "Restricted Party"), for a period of three years following the Closing (the "Non- Competition Period"), manufacture, sell or provide products or services which are competitive to the Primary Activities, except that this provision shall not preclude (i) EFData Corp. from manufacturing, selling or providing products which it currently manufactures, sells or provides; (ii) EFData Corp. from providing services under those contracts where the EFData Corp. manufactured product content (consisting of products of the type currently manufactured by EFData Corp.) exceeds 50% of the contract value; (iii) the GCS unit of CMI from providing products and services to U.S. Government entities which it currently provides to such U.S. Government customers; or (iv) the bona fide sale, whether by a merger or otherwise, of all or substantially all of the properties and assets of Seller (in one transaction or a series of related transactions) to a Person that is not an Affiliate of Seller that manufactures or sells products or services competitive to the Primary Activities or restrict the activities of any such acquiring Person after such sale (other than any such sale in which the stockholders of Seller immediately before the transaction or series of related transactions possess immediately thereafter 50% or more of the voting power of Seller or the acquiring Person or any parent entity of either). "Primary Activities" shall mean the manufacture and global sale of portable L- Band satellite communications terminals for use in the Inmarsat-B system, the manufacture and global sale of single-channel digital video exciters and receivers, using MPEG-2 or equivalent digital compression algorithms, for satellite-based applications, the manufacture and global sale of X-Band frequency converters for satellite applications, and the bidding and executing of satellite communications projects and/or contracts with commercial customers or foreign governmental authorities in which the primary added-value is system design, integration, installation and/or program management.

                 Seller will not use or permit the use of any of the intellectual property licensed to it pursuant to the Technology License Agreement or the Trademark License Agreement in a manner that would cause a violation of this Section 5.1(f).

                 During the Non-Competition Period, Seller will not, and will cause its Affiliates not to, (i) directly or indirectly, induce or solicit, or aid or assist any Person to induce or solicit, any employees, salespersons, agents, consultants, distributors, representatives, advisors, customers or suppliers of the Business to terminate, curtail or otherwise limit their employment by or business relationship with the Business, or (ii) license, assign or otherwise grant any interest in the Name or Logo "California Microwave" (alone or in any combination of words, or any combination, variation or derivation of such Name or Logo), for use by any Person in connection with the manufacturing, marketing, sale or provision of any products or services which are competitive to the Primary Activities.

                          (g)     No Solicitation.  From the date hereof to the
Closing Date, Seller shall cause its employees, directors, agents and Affiliates to immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of the STS Division, its operations or any of its assets associated therewith (other than inventory in the ordinary course of business) (collectively a "Transaction") and Seller shall not, and shall cause its employees, directors, agents and Affiliates to not, (a) solicit any proposals or offers relating to a Transaction, or (b) negotiate or discuss with any third party concerning any proposal or offer for a Transaction.

                          (h)     Post-Closing Confidentiality.  From and after
the Closing, Seller will, and will cause its Affiliates to, hold in strict confidence, and will not use to the detriment of Buyer or any of its Affiliates, all information with respect to the Business. Notwithstanding the foregoing, Seller may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law,
(ii) if the same hereafter is in the public domain through no fault of Seller, or (iii) if the same is later acquired by Seller from another source and Seller is not aware that such source is under an obligation to another Person to keep such information confidential.

                          (i)     Mail; Payments.  Seller authorizes and
empowers Buyer from and after the Closing Date to receive and open all mail and other communications received by Buyer and to act with respect to such communications in such manner as Buyer may elect if such communications relate to the Business other than the Excluded Assets or Excluded Liabilities, or, if such communications do not relate to the Business or relate to the Excluded Assets or Excluded Liabilities, to forward the same promptly to Seller. Seller and Buyer shall promptly deliver to the other any cash, checks or other instruments of payment to which the other is entitled and shall hold the same in trust for the other until such delivery.

                          (j)     Performance of Contracts.  With respect to
each Contract, Governmental Approval, Lease and Intellectual Property License, Seller shall duly perform and comply with all agreements and conditions required thereby to be performed or complied with by it prior to or on the Closing Date.

                 5.2      Covenants of Buyer.

                          (a)     Public Announcements.  Except as required by
Applicable Law (in which case the nature of the announcement shall be described to the Seller prior to dissemination to the public), Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Seller.

                          (b)     Further Actions.

                                    (i)    Buyer agrees to use commercially
reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                                   (ii)    Buyer shall, as promptly as
practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to Applicable Law in connection with this Agreement, Buyer's acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act.

                                  (iii)    Buyer shall coordinate and cooperate
with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 5.1.

                          (c)     Further Assurances.  Following the Closing,
Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

                          (d)     Use of Business Names by Buyer.

                                  (i)      Buyer acknowledges that Seller has
the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "Names") incorporating "California Microwave" or any similar Name and to all corporate symbols or logos (collectively, "Logos") incorporating California Microwave or any similar Name. All rights of Seller and its respective affiliates to which and the goodwill represented thereby and pertaining thereto are being retained by Seller. Buyer agrees that it will not, and will cause the Business not to, use the Name California Microwave or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of its business, except as expressly permitted by clause (ii) of this Section 5.2(d).

                                  (ii)     For a period of six months from the
Closing Date (the "Window Period"), Seller shall and hereby irrevocably grants, effective as of the Closing Date, on a fully-paid, royalty-free basis, the Buyer the right to use the California Microwave Logo and the California Microwave Name in connection with the operation of the Business as currently conducted including, during the Window Period, to (A) use any molds or castings included in the equipment or machinery included in the Assets despite the appearance thereon and on the products manufactured therewith of the Name California Microwave or the California Microwave Logo, (B) market and sell all such products produced by the Business and (C) use any other assets on hand included in the Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the California Microwave Name or California Microwave Logo. Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the Name California Microwave or the California Microwave Logo incorporating such Name and remove or obliterate such Name or the California Microwave Logo from any molds, castings, products or other assets and clearly and prominently mark the new name of the Business thereon. At all times following the Closing, Buyer shall indicate that neither Buyer nor the Business are affiliated with Seller or any of its affiliates.

                          (e)     Substitute Letters of Credit and Bonds.
Buyer shall use commercially reasonable efforts to furnish as of the Closing or as soon as practicable thereafter, its own letters of credit or performance or surety bonds in substitution for the letters of credit and bonds referred to in
Schedule 5.2(e)
attached hereto and agrees to reimburse Seller for any out-of-pocket bank fees or charges incurred by Seller by reason of any of the same remaining outstanding from and after 30 days after the Closing Date.

                          (f)     Reimbursement of Certain Severance
Obligations. Schedule 5.2(f) lists three severance agreements heretofore entered into between Seller and each of Messrs. Maloney, Strean and Pinto (each an "Executive"), respectively (each a "Severance Agreement"). If (i) an Executive becomes employed by Buyer as of the Closing Date as a Transferred Employee, (ii) there shall occur thereafter a termination by such Executive of his employment with Buyer for Good Reason (as defined below) within one year after the Closing Date, and (iii) as a result of the termination of employment of the type described in clause (ii) above, Seller shall be obligated to make any cash payment to such Executive pursuant to the provisions of the Severance Agreement with such Executive, then Buyer shall reimburse Seller for any such cash payment it so makes to such Executive, such reimbursement to occur promptly upon receipt by Buyer of evidence of the making of such payment; provided, however, that the reimbursement obligation of Buyer to Seller under this Section 5.2(f) with respect to any Executive shall not in any event exceed the amount that would have been payable to such Executive under his retention incentive agreement that is listed on Schedule 2.4(a) in the event of an involuntary termination by Buyer without cause of the employment of such Executive after the Closing; provided further, however, Buyer shall have no reimbursement obligation to Seller under this Section 5.2(f) if Buyer otherwise is obligated to make a payment to the Executive under his retention incentive agreement pursuant to Section 2.4(a).

                 As used herein, "Good Reason" means the occurrence of any of the following: (x) the assignment to the Executive in question of duties inconsistent with, or a substantial alteration in the nature or status of, such Executive's responsibilities with respect to the Business at the STS Division immediately before the Closing; (y) a reduction in the Employee's base salary or in the benefits that Buyer is required to provide such Executive pursuant to
Section 7.2; or (z) such Executive's relocation to a work site requiring an increase in one-way commute from such Executive's residence of more than 35 miles.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

                 6.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                          (a)     HSR Act Notification.  In respect of the
notifications of Buyer and Seller pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated without the receipt of any objection from any Governmental Authority.

                          (b)     No Injunction, etc.  Consummation of the
transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

                          (c)     Supply and License Agreements.  Buyer and
Seller shall have entered into the Cross-License Agreement (substantially in the form of Exhibit A), the Technology License Agreement (substantially in the form of Exhibit B), the Trademark License Agreement (substantially in the form of Exhibit C) and the Supply Agreement (substantially in the form of Exhibit
D).

                 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

                          (a)     Representations, Performance.  Each of the
representations and warranties of Seller contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by the Agreement to be performed or complied with by it prior to or on the Closing Date. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

                          (b)     No Material Adverse Change.  Since the date
hereof, (i) there shall not have occurred any material adverse change in the financial condition, results of operations or Assets of the Business, except for the results shown and changes forecast in Schedule 3.7(a), and other than changes in the STS Division's intercompany account with CMI corporate, which changes represent (x) the results of operations of the STS Division, (y) the cash advanced to the STS Division by CMI corporate or repaid by the STS Division to CMI corporate, and (z) certain allocations between CMI corporate and the STS Division, which allocations shall have been made in the ordinary course of business consistent in type and amount with past practice, and (ii) there shall not have occurred, in the aggregate, any change in the ETC's and EAC's of the Business' Contracts such as to cause a material adverse change in its financial quarterly contribution.

                          (c)     Consents.  Seller shall have obtained and
shall have delivered to Buyer copies of (i) all Governmental Approvals required to be obtained by Seller in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby or thereby and (ii) all Consents (including, without limitation, all Consents required under any Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and listed on
Schedule 6.2(c).  Buyer shall have obtained the Consents listed on Schedule
4.2.

                          (d)     Corporate Proceedings.  All corporate and
other proceedings of Seller in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Buyer and its counsel, and Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                          (e)     Transfer Documents.  Seller shall have
delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

                                    (i)    a bill of sale, assignment and
general conveyance, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Assets (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 6.2);

                                   (ii)    assignments of all Contracts,
Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

                                  (iii)    a bargain and sale deed with
covenants against grantor's acts, dated as of the Closing Date, with respect to each parcel of Owned Real Property;

                                   (iv)    an assignment of lease, dated as of
the Closing Date, with respect to each Lease;

                                    (v)    certificates of title to all motor
vehicles included in the Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date; and

                                   (vi)    an assignment of lease, assignment
of sale agreement, and consent by the Suffolk County Industrial Development Agency and other necessary parties to assignment of lease and sale agreement, and any other documents, consents or approvals necessary to convey all of Seller's interest in the property leased from the Suffolk County Industrial Development Agency.

                          (f)     Title Policies.  Buyer shall have received
from a nationally recognized title insurance company at its expense (the "Title Company") a title insurance policy issued to Buyer in form and substance reasonably satisfactory to it with respect to the Owned Real Property, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have a fee simple title to the Owned Real Property, subject only to Permitted Liens and the mortgage liens and easements of record described on
Schedule 3.18(c). In conjunction with the receipt of the foregoing title policy, Seller shall deliver to Buyer a Certificate of Occupancy for each of the Owned Real Property and the Kennedy Facility issued by the municipal authority having the jurisdiction allowing the property to be used as a commercial or industrial building in the manner presently used.

                          (g)     FIRPTA Certificate.  Buyer shall have
received a certificate of Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder.

                          (h)     Environmental Reports.  Buyer at its own
expense shall have received from an environmental consulting firm of its choice, an environmental site assessment report and analytical report covering the Real Property (including analyses of samples, soil and groundwater taken from all areas of the Real Property as may be deemed appropriate by such consulting firm), which reports shall be in form, scope and substance satisfactory to Buyer in all respects. In addition, Buyer shall be reasonably satisfied with the results of its due diligence investigation of environmental matters in respect of the Real Property.

                 6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

                          (a)     Representations, Performance, etc.  Each of
the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

                          (b)     Assumption Agreement.  Seller shall have
received from Buyer an Assumption Agreement, in substance and form satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

                          (c)     Corporate Proceedings.  All corporate
proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to Seller, and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                          (d)     Consents and Approvals.  Seller shall have
obtained all Governmental Approvals necessary to consummate the transactions contemplated hereby.


                                  ARTICLE VII
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

                 7.1 Employment of Seller's Employees. Buyer intends to offer employment, effective as of the Closing Date, to all employees who are employed by Seller in the STS Division primarily in the operation of the Business at then current wage or salary levels. Those employees who accept such offers of employment and become employees of Buyer shall be referred to herein as the "Transferred Employees". Effective as of the Closing Date, Buyer shall assume the liability of Seller in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay and 1998 cash incentive compensation, but only to the extent such liability is accrued or otherwise reflected on the Final Closing Statement of Net Assets. Buyer shall not have any liability with respect to any employee of Seller or Employee Benefit Plan or any claim thereof or related thereto except to the extent expressly provided in this Article VII with respect to Transferred Employees and except as provided in Section 2.4(a).

                 7.2 Welfare and Fringe Benefit Plans. Following the Closing Date and through December 31, 1998, Buyer shall provide Transferred Employees with life insurance, medical coverage, and other employee welfare benefit plans, programs, policies or arrangements, other than stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or SARs) or (except as provided in the next sentence) any incentive bonus programs based on the achievement of financial targets, on a basis comparable in the aggregate to those provided Transferred Employees prior to the Closing Date. Buyer will provide or establish a cash incentive bonus program(s) based on the achievement of financial targets to those Transferred Employees who currently are eligible for cash incentive bonus program(s) of Seller based on the achievement of financial targets, which cash incentive program(s) of Buyer shall be comparable in the aggregate to such cash incentive bonus program(s) of Seller.


                                  ARTICLE VIII
                                  TERMINATION

                 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                          (a)     by the written agreement of Buyer and Seller;

                          (b)     by either Seller or Buyer by written notice
to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. California time on February 15, 1998, unless such date shall be extended by the mutual written consent of Seller and Buyer;

                          (c)     by Buyer by written notice to Seller if (i)
the representations and warranties of Seller shall not have been true and correct in all material respects as of the date when made or (ii) if any of the conditions set forth in Section 6.1 or 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on February 15, 1998, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                          (d)     by Seller by written notice to Buyer if (i)
the representations and warranties of Buyer shall not have been true and correct in all material respects as of the date when made or (ii) if any of the conditions set forth in Section 6.1 or 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. California time on February 15, 1998, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

                 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 10.2 and except for any liability resulting from such party's breach of this Agreement.


                                   ARTICLE IX
                                INDEMNIFICATION

                 9.1 By Seller. Subject to the terms and conditions of this Article IX, Seller covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                            (i)   Any misrepresentation or breach of any
warranty of Seller contained in this Agreement; provided that any claim for indemnification by Buyer under this clause (i) may be made no later than 18 months from and after the Closing Date, excepting only that any claim for misrepresentation or breach of warranty under Sections 3.6, 3.10(a), 3.18(a),
3.19 and 3.21 may be made no later than a date thirty days from and after the expiration of the period of the applicable statute of limitations;

                           (ii)   any failure of Seller to perform any covenant
or agreement made or contained in this Agreement or fulfill any obligation in respect thereof;

                          (iii)   any Excluded Liabilities;

                           (iv)   any and all Benefit Liabilities in respect of
Employees except, with respect to Transferred Employees, to the extent assumed by Buyer pursuant to Article VII; and

                            (v)   any product liability claim with respect to
products manufactured by Seller and sold prior to the Closing.

                 Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clauses (i) and (v) above pursuant to this Section unless and until the aggregate amount of all claims against Seller exceeds $270,000 and then only to the extent such aggregate amount exceeds $270,000. Claims thereafter may be asserted regardless of amount. Seller's maximum liability to Buyer Indemnitees under clauses (i) and (v) of this Section shall not exceed $13,750,000.

                 9.2      By Buyer.  Subject to the terms and condition of this
Article IX, Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against any and all Losses resulting from or arising out of:

                            (i)   any misrepresentation or breach of warranty
of Buyer contained in this Agreement or in any Schedule of Buyer; provided that any claim for indemnification by Seller under this paragraph (i) may be made no later than 18 months from and after the Closing Date;

                           (ii)   any failure of Buyer to perform any covenant
or agreement made or contained in the Agreement or fulfill any other obligation in respect thereof;

                          (iii)   the Assumed Liabilities;

                           (iv)   claims made on or drawings under any of the
letters of credit or performance or surety bonds referred to in Schedule 5.2(e) attached hereto;

                            (v)   the use by Buyer of any Seller tradenames or
trademarks after the Closing Date other than as permitted or contemplated by
Section 5.2(d); and

                           (vi)   the operation of the Business by Buyer or
Buyer's ownership, operation or use of the Assets following the Closing Date except to the extent that such Loss is the result of any action of Seller prior to the Closing.

                 Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (i) above pursuant to this Section unless and until the aggregate amount of all claims against Buyer exceeds $270,000 and then only to the extent such aggregate amount exceeds $270,000. Buyer's maximum liability to Seller Indemnitees under clause (i) of this Section shall not exceed $13,750,000.

                 9.3 Adjustments to Indemnification Payments. Any payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article IX in respect of any claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article IX; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.

                 9.4 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be available to the other with respect to such defense.

                 9.5 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing for a period of 18 months; provided that the representations and warranties stated in Sections 3.6, 3.10(a), 3.18(a), 3.19 and 3.21 shall survive the Closing for the applicable statute of limitations.

                 9.6 Exclusive Remedy. The indemnifications provided for in this Article IX shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement.


                                   ARTICLE X
                           DEFINITIONS, MISCELLANEOUS

                 10.1 Definition of Certain Terms. The terms defined in this Section 10.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

                 Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person. "Control" (including the terms "Controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                 Aggregate Purchase Price:  has the meaning set forth in
Section 2.3.

                 Agreement: means this Asset Purchase Agreement (including the Exhibits and the Schedules), as the same from time to time may be amended, supplemented or waived.

                 Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                 Assets:  has the meaning set forth in Section 1.1.

                 Assumed Liabilities:  has the meaning set forth in Section
2.4.

                 Backlog:  has the meaning set forth in Section 3.24.

                 Books and Records: all books and records, including manuals, price lists, mailing lists, lists of customers, production data, sales and promotional materials, purchasing materials, personnel records, manufacturing and quality control records and procedures, research and development files, accounting records, tax records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business.

                 Business: the business currently conducted by Buyer through its STS Division, as described in Recital A at the head of this Agreement.

                 Buyer: has the meaning set forth in the first paragraph of this Agreement.

                 Buyer Indemnitees:  has the meaning set forth in Section 9.1.

                 Buyer's Arbitrator:  has the meaning set forth in Section
10.6(c).

                 Closing:  has the meaning set forth in Section 2.1.

                 Closing Date:  has the meaning set forth in Section 2.1.

                 Closing Statement of Net Assets:  has the meaning set forth in
Section 2.7(b).

                 Code:  the Internal Revenue Code of 1986, as amended.

                 Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

                 Cross-License Agreement: has the meaning set forth in Section 1.3(b).

                 Disputes:  has the meaning set forth in Section 10.6(a).

                 Disputing Person:  has the meaning set forth in Section
10.6(b).

                 $ or dollars:  lawful money of the United States.

                 E&Y:  has the meaning set forth in Section 2.7(b).

                 EAC's:  has the meaning set forth in Section 2.7(b).

                 Employee Benefit Plans: has the meaning set forth in Section 3.21(a).

                 Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Substances.

                 Environmental Liabilities and Costs: all Losses imposed by, under or pursuant to Environmental Laws, including all fees, disbursements and expenses of counsel based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business or Real Property, by Seller, and
(ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property owned, leased or operated by Seller.

                 ERISA: the Employee Retirement Income Security Act of 1974, as amended.

                 ETC's:  has the meaning set forth in Section 2.7(b).

                 Excluded Assets:  has the meaning set forth in Section 1.2.

                 Excluded Liabilities:  has the meaning set forth in Section
2.5.

                 Executive:  has the meaning set forth in Section 5.2(f).

                 Existing Mortgage:  has the meaning set forth in Section 3.6.

                 Final Closing Statement of Net Assets: has the meaning set forth in Section 2.7(d).

                 Final Determination: has the meaning set forth in Section 10.6(e).

                 Financial Statements:  has the meaning set forth in Section
3.4.

                 GAAP: generally accepted accounting principles as in effect in the United States.

                 Good Reason:  has the meaning set forth in Section 5.2(f).

                 Governmental Approval: any Consent of, with or to any Governmental Authority.

                 Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self- regulatory organization.

                 Hazardous Substances: any substance that: (i) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

                 HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "include" and "including" shall be construed as if followed by the phrase "without being limited to".

                 Indemnified Party:  has the meaning set forth in Section 9.4.

                 Indemnifying Party:  has the meaning set forth in Section 9.4.

                 Intellectual Property:  any and all United States and foreign:
(a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof but excluding the name "California Microwave;" (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

                 Intellectual Property Licenses:  has the meaning set forth in
Section 3.16.

                 Inventories:  has the meaning set forth in Section 1.1(c).

                 IRS:  the Internal Revenue Service.

                 Kennedy Facility:  has the meaning set forth in Section
1.1(a).

                 June Balance Sheet:  has the meaning set forth in Section 3.4.

                 Leased Real Property: means all space leased pursuant to the Leases.

                 Leases: means the real property leases, subleases, use agreements, licenses and occupancy agreements pursuant to which Seller is the lessee, sublessee, user, licensee or occupant related to the Business, other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets.

                 Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations.

                 Logos:  has the meaning set forth in Section 5.2(d).

                 Losses:  has the meaning set forth in Section 9.1.

                 Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, properties, assets or liabilities of the Business.

                 Names:  has the meaning set forth in Section 5.2(d).

                 Neutral Auditor:  has the meaning set forth in Section 2.7(d).

                 Non-Competition Period: has the meaning set forth in Section 5.1(f).

                 Notice of Arbitration: has the meaning set forth in Section 10.6(b).

                 Owned Intellectual Property:  has the meaning set forth in
Section 3.16.

                 Owned Real Property: the real property owned by Seller and used primarily in the Business, together with all other structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                 Permitted Liens: (i) Liens reserved against in the September Balance Sheet, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, (iii) contract rights of third parties to Contracts, or (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

                 Person: any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

                 Prime Rate:  has the meaning set forth in Section 2.7(a).

                 Purchase Price:  has the meaning set forth in Section 2.2.

                 Real Property: the Owned Real Property and the Leased Real Property.

                 Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                 Resolution Period:  has the meaning set forth in Section
2.7(c).

                 Seller: has the meaning set forth in the first paragraph of this Agreement.

                 Seller Indemnitees:  has the meaning set forth in Section 9.2.

                 Seller's Arbitrator: has the meaning set forth in Section 10.2(c).

                 September Balance Sheet: has the meaning set forth in Section 3.4.

                 Severance Agreement:  has the meaning set forth in Section
5.2(f).

                 STS Division: has the meaning set forth in Recital A at the head of this Agreement.

                 Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

                 Target Net Assets:  has the meaning set forth in Section
2.7(a).

                 Tax: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

                 Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 Technology  License Agreement:  has the meaning set forth in
Section 1.3(c).

                 Title Company:  has the meaning set forth in Section 6.2(f).

                 Trademark Consent Agreement:  has the meaning set forth in
Section 1.3(d).

                 Transaction:  has the meaning set forth in Section 5.1(g).

                 Transaction Expenses:  has the meaning set forth in Section
10.2.

                 Transfer Taxes:  has the meaning set forth in Section 10.8.

                 Transferred Employee:  has the meaning set forth in Section
7.1.

                 Treasury Regulations: the regulations prescribed pursuant to the Code.

                 Window Period:  has the meaning set forth in Section 5.2(d).

                 10.2 Expenses. Except to the extent otherwise provided hereby, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including filing fees (if any) required in connection with the HSR Act and attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.

                 10.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

                 10.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram.

                          (i)     if to Buyer, to

                                  L-3 Communications Corporation
                                  600 Third Avenue
                                  New York, NY  10016
                                  Facsimile:  212/805-5494
                                  Attention:  Christopher C. Cambria, Esq.

                                  with a copy to:

                                  Whitman Breed Abbott & Morgan LLP
                                  200 Park Avenue
                                  New York, NY  10166
                                  Facsimile:  212/351-3131
                                  Attention:  James P. Gerkis, Esq.

                          (ii)    if to Seller, to

                                  California Microwave, Inc.
                                  555 Twin Dolphin Drive
                                  Redwood City, California 94065
                                  Attn:  George L. Spillane
                                  Facsimile:  650/596-6600

                                  with a copy to:

                                  Richard W. Canady, Esq.
                                  Howard, Rice, Nemerovski, Canady,
                                        Falk & Rabkin
                                  A Professional Corporation
                                  Three Embarcadero Center, 7th Floor
                                  San Francisco, California 94111
                                  Facsimile:  415/399-3041

or, in each case, at such other address as may be specified in writing to the other parties hereto.

                 All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

                 10.5     Miscellaneous.

                          (a)     Headings.  The headings contained in this
Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                          (b)     Entire Agreement.  This Agreement (including
the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                          (c)     Counterparts.  This Agreement may be executed
(including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                          (d)     Governing Law, etc.  This Agreement shall be
governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York, and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                          (e)     Bulk Sales.  Buyer and Seller hereby waive
compliance by the other with the provisions of the bulk sales laws of any jurisdiction.

                          (f)     Binding Effect.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                          (g)     Assignment.  This Agreement shall not be
assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto; provided that from and after the Closing Buyer shall have the right to assign its rights (but not its obligations) hereunder.

                          (h)     No Third Party Beneficiaries.  Except as
provided in Section 8.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                          (i)     Amendment; Waivers, etc.  No amendment,
modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

                 10.6     Arbitration Procedure.

                          (a)     Buyer and Seller agree that the arbitration
procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes regarding claims for money damages based upon, arising out of or in any way connected with this Agreement or the transactions contemplated herein (the "Disputes"). Nothing in this Section
10.6 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby agree and acknowledge that, except as otherwise provided in this Section 10.6 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act as in effect in the State of New York.

                          (b)     In the event that any party asserts that
there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 45 days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 75 days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the New York City office of the American

Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and the amount and nature of damages or other relief sought to be recovered as a result of any alleged claim and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein.

                          (c)     Buyer and Seller each shall select one
arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyer's Arbitrator" and "Seller's Arbitrator," respectively). In the event that either party fails to select an arbitrator as set forth herein within 30 days after the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyer's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the Dispute, and the three arbitrators so selected shall resolve the Dispute according to the procedures set forth in this Section 10.6. If Seller's Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators.
Seller's Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within ten days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyer's Arbitrator.

                          (d)     The arbitrators selected pursuant to Section
10.6(c) shall determine the allocation of the costs and expenses of arbitration.

                          (e)     The arbitration shall be conducted in New
York City, under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of Buyer and Seller. The arbitrators shall conduct the arbitration such that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 120 days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. The Final Determination shall be made in writing, shall state the basis for such determination and shall be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties, and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

                          (f)     Buyer and Seller may enforce any Final
Determination in any state or federal court having jurisdiction over the Dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient form.

                 10.7 Attorneys Fees. In the event any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

                 10.8 Liability for Transfer Taxes. Buyer and Seller shall each be responsible for and pay in a timely manner 50% of all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes) that are the primary responsibility of such party under applicable law; provided, however, that such party's preparation of any such Tax Returns shall be subject to the other party's approval, which approval shall not be withheld or delayed unreasonably.

                 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        L-3 COMMUNICATIONS CORPORATION


                                        By:_____________________________________
                                                Name:
                                                Title:

                                        CALIFORNIA MICROWAVE, INC.



                                        By:_____________________________________
                                                Name:
                                                Title:

                                                                    EXHIBIT A

                                CROSS-LICENSE AGREEMENT


               CROSS-LICENSE AGREEMENT dated as of February __, 1998 (this "Agreement"), between L-3 Communications Corporation, a Delaware corporation ("L-3"), and California Microwave, Inc., a Delaware corporation ("CMI").


                                    RECITALS


               WHEREAS, L-3 and CMI have entered into that certain Asset Purchase Agreement dated as of December 19, 1997, as amended (the "Purchase Agreement"), in connection with the sale and purchase of the Assets (as defined below) of the Satellite Transmission System Division of CMI (the "STS Division"), which sale and purchase has closed or is closing effective as of the date hereof (the "Closing Date") simultaneously with the execution and delivery of this Agreement; and

               WHEREAS, effective as of the Closing Date the parties hereto and their respective Subsidiaries currently own or have licenses to use various intellectual property rights heretofore used primarily (in some circumstances) and not primarily (in other circumstances) in connection with the Business (as defined below) of the STS Division; and

               WHEREAS, the parties hereto have determined that this Agreement is appropriate in order to effectuate the purposes of the Purchase Agreement as described therein, and in order to promote a clear understanding of their respective intellectual property rights subsequent to the Closing Date;

               NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants herein and therein, the sufficiency and receipt of which hereby are acknowledged, the parties hereby agree as follows:

               ARTICLE I.  DEFINITIONS.

               Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Affiliate" shall have the meaning set forth in the Purchase Agreement.

               "Agreement" shall have the meaning specified in the first paragraph hereof.

               "Assets" shall have the meaning set forth in the Purchase Agreement.

               "Business" shall have the meaning set forth in the Purchase Agreement.

               "Closing" shall have the meaning set forth in the Purchase Agreement.

               "Closing Date" shall have the meaning specified in the recitals to this Agreement.

               "CMI Intellectual Property" shall have the meaning specified in Section 2.02.

               "Intellectual Property" shall have the meaning set forth in the Purchase Agreement. Notwithstanding the foregoing and for the purposes of this Agreement only, Intellectual Property shall not include: (a) Intellectual Property relating to the GMACS software or to the Universal System Controller;
(b) the U.S. patent application serial number No. 08/815,593 filed March 12, 1997 entitled "Wireless Communications Systems Having Fixed and Dynamically Assigned Links", any U.S. patents issued pursuant to such patent application, including any additions, divisions, reissues, continuations or continuations in part, renewals and extensions thereof, and any right in or to the invention that is the subject of such patent application throughout the world; or (c) any trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, registrations and applications for registration in respect of any of the intellectual property referred to in either clause (a) or clause (b) above.

               "L-3 Intellectual Property" shall have the meaning specified in
Section 2.01.

               "Notice" shall have the meaning specified in Section 9.03.

               "Purchase Agreement" shall have the meaning specified in the recitals to this Agreement.

               "STS Division" shall have the meaning specified in the recitals to this Agreement.

               "Subsidiary", shall have the meaning set forth in the Purchase Agreement.

               "Term" shall have the meaning specified in Section 8.01.

               ARTICLE II. OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS.

               Section 2.01. The parties agree that, as a result of the Closing under the Purchase Agreement, L-3 and its Subsidiaries will acquire and own all right, title and interest, including the right to sue and collect past and future damages, in any Intellectual Property which relates primarily to the Business (the "L-3 Intellectual Property").

               Section 2.02. The parties agree that, as a result of the Closing under the Purchase Agreement, CMI and its Subsidiaries own all right, title and interest, including the right to sue and collect past and future damages, in any Intellectual Property which is being used as of the Closing Date in the operation of the Business but does not constitute Intellectual Property that relates primarily to the Business (the "CMI Intellectual Property").

               Section 2.03. The confirmation of ownership of the Intellectual Property rights provided for under Sections 2.01 and 2.02 is subject to all pre-existing third party rights, obligations and restrictions as of the Closing Date.

               ARTICLE III. INTELLECTUAL PROPERTY LICENSES.

               Section 3.01. L-3, on behalf of itself and its Subsidiaries, hereby grants as of the Closing Date to CMI and its Subsidiaries a non-assignable, worldwide, fully paid-up, non-exclusive license for the duration of the Term, including the right to grant sublicenses (but such sublicenses may be granted only to Subsidiaries of CMI, contractors for whom CMI or any of its Subsidiaries is acting as a subcontractor (who will also have the right to sub-license to end-user customers) and end-user customers of CMI or any of its Subsidiaries), under the L-3 Intellectual Property, to manufacture, have manufactured, use, offer to sell, and sell, lease, license or otherwise transfer any and all methods, apparatus, processes, compositions and products, and offer and provide any services, in each case in connection with all fields of activity other than the fields of activity of the business of L-3. Any sublicense permitted hereunder shall not extend beyond the Term.

               Section 3.02. CMI, on behalf of itself and its Subsidiaries, hereby grants as of the Closing Date to L-3 and its Subsidiaries a non-assignable, worldwide, fully paid-up, non-exclusive license for the duration of the Term, including the right to grant sublicenses (but such sublicenses may be granted only to Subsidiaries of L-3,, contractors for whom L-3 or any of its subsidiaries is acting as a subcontractor (who will also have the right to sub-license to end-user customers) and end-user customers of L-3 or any of its subsidiaries), under the CMI Intellectual

Property, to manufacture, have manufactured, use, offer to sell, and sell, lease, license or otherwise transfer any and all methods, apparatus, processes, compositions and products, and offer and provide any services, in each case in connection with all fields of activity other than the fields of activity of the business of CMI. Any sublicense permitted hereunder shall not extend beyond the Term.

               Section 3.03. The rights granted by the parties under Sections
3.01 and 3.02 are subject to all pre-existing third party rights, obligations and restrictions as of the Closing Date.

               Section 3.04. Each of the parties hereto understands and agrees that, except as otherwise expressly provided, no party hereto is in this Agreement making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. The foregoing provisions of this Section shall not, however, limit, modify or impact in any manner whatsoever any of the representations and warranties of CMI or L-3 in the Purchase Agreement, all of which shall remain unaffected hereby.

               Section 3.05. The rights granted by the parties under Sections
3.01 and 3.02 are limited to the Intellectual Property owned by the parties as of the Closing Date and do not include any intellectual property rights that are acquired or come into existence thereafter.

               Section 3.06. Except as may be specifically provided for in this Agreement or the Purchase Agreement, the parties agree that no party shall be obligated to provide any technical assistance, or to transfer any technical information or documentation associated therewith, to any other party.

               ARTICLE IV. UNDERTAKINGS.

               Section 4.01. To the extent that the grants of Intellectual Property rights and licenses under Article III herein would violate or be prohibited by any agreement with a third party, and such Intellectual Property actually is used by the grantee party, then the granting party undertakes to use reasonable efforts to obtain the necessary consent(s) from such third party so as to be permitted to make such grants. However, each party hereto understands and agrees that no party hereto is in this Agreement representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications possibly contemplated by this Agreement will satisfy the provisions of any and all applicable agreements or the requirements of any or all applicable laws or judgments. The foregoing provisions of this Section shall not, however limit, modify or impact in any manner whatsoever any of the representations and warranties of CMI or L-3 in the Purchase Agreement, all of which shall remain unaffected hereby.

               Section 4.02. To the extent a party or its Subsidiaries shall require technical assistance in connection with technology, technical information or software transferred or licensed from another party, then that technical assistance may be provided (but shall not be required to be provided), if at all, pursuant to a separate agreement entered into by the parties pursuant to terms and conditions agreed to by the parties.

               ARTICLE V. CONFIDENTIALITY.

               From and after the Closing Date, each party will, and will cause its Subsidiaries to, hold in strict confidence, and will not use to the detriment of the other party or any of such party's Subsidiaries, all information that is licensed pursuant to this Agreement; provided, however, that either party may disclose any of such information to third parties performing services on behalf of the disclosing party who have a need to know such information in order to perform such services and have agreed in writing to maintain the same confidential. Also, each party may disclose such information to contractors or end user customers of such party who have a need to know such information and have agreed in writing to maintain the confidentiality of the same or, in the case of any such disclosure to the U.S. government, if such party has taken all reasonable steps to maintain the confidentiality of the same. Notwithstanding the foregoing, either party may disclose such information
(i) by judicial or administrative process or by other requirements of law, (ii) if the same hereafter is in the public domain through no fault of such party, or
(iii) if the same is later acquired by such party from another source and the other party is not aware that such source is under an obligation to another Person to keep such information confidential.

               ARTICLE VI. INFRINGEMENT.

               Section 6.01. If L-3 determines that a person or entity is infringing on or unlawfully using CMI Intellectual Property, L-3 shall notify CMI. CMI, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at CMI's sole expense; and CMI, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. L-3 shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).

               Section 6.02. If CMI determines that a person or entity is infringing on or unlawfully using L-3 Intellectual Property, CMI shall notify L-3. L-3, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at L-3's sole expense; and L-3, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. CMI shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).

               ARTICLE VII. INDEMNITY.

               Section 7.01. L-3 agrees to indemnify and hold CMI, its Affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses arising out of any claim by any third party, including, without limitation, reasonable attorneys' fees and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any use by L-3 of CMI Intellectual Property.

               Section 7.02. CMI agrees to indemnify and hold L- 3, its Affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses arising out of any claim by any third party, including, without limitation, reasonable attorneys' fees and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any use by CMI of L-3 Intellectual Property.

               ARTICLE VIII. TERM AND TERMINATION.

               Section 8.01. This Agreement shall commence on the Closing Date and shall continue for a period of one year thereafter unless sooner terminated as provided herein (the "Term").

               Section 8.02. This Agreement may be terminated by any party with respect to the other party upon written notice to the other party if the other party fails to perform or otherwise breaches in any material respect an obligation under this Agreement; provided, however, that such party failing to perform or otherwise breaching shall have 30 days from the date notice of intention to terminate is received to cure the failure to perform or breach of an obligation.

               Section 8.03. This Agreement shall terminate automatically without action by either party if any party shall cease or threaten to cease paying its debts when due in the ordinary course or to carry on its business, become insolvent, propose a compromise or arrangement with its creditors or otherwise take advantage of any law for the relief of debtors, a receiver is appointed for any of the other party's assets or any step or proceeding is taken to have the other party declared bankrupt or be liquidated, dissolved, wound up or reorganized.

               Section 8.04. Termination under this Section 8 will be effected by notice given by the terminating party to the other party, except with respect to a situation described in Section 8.03 where no notice shall be required.

               Section 8.05. Any termination of this Agreement shall not affect any of the rights of either party hereto which shall have arisen prior to such termination.

               Section 8.06. Upon termination or expiration of this Agreement,
(a) each party's rights with respect to use of the other party's Intellectual Property in any way shall be as if this Agreement had not been entered into, and
(b) each party shall cease using the other party's Intellectual Property immediately in any way.

               ARTICLE IX. MISCELLANEOUS.

               Section 9.01. Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement and understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the parties with respect to such subject matter.

               Section 9.02. Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

               Section 9.03. Notices. All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given (a) if hand delivered or sent by telecopy, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

               If to L-3:

               L-3 Communications Corporation
               600 Third Avenue
               New York, NY  10016
               Attention:  Christopher C. Cambria, Esq.

               with a copy to:

               Whitman Breed Abbott & Morgan LLP
               200 Park Avenue
               New York, NY  10166
               Attention:  James P. Gerkis, Esq.

               If to CMI:

               California Microwave, Inc.
               1143 Borregas Avenue
               Sunnyvale, California 94089
               Attn:  George L. Spillane

               with a copy to:

               Richard W. Canady, Esq.
               Howard, Rice, Nemerovski, Canady,
                      Falk & Rabkin
               A Professional Corporation
               Three Embarcadero Center, 7th Floor
               San Francisco, California 94111

or such other address as shall be furnished by any of the parties in a Notice. Any Notice shall be deemed effective upon receipt.

               Section 9.04. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish the other party's right to demand strict performance thereafter of that or any other provision hereof.

               Section 9.05. Amendments. This Agreement may be amended, supplemented or waived only by a subsequent writing signed by each of the parties.

               Section 9.06. Assignment. This Agreement may not be assigned by any party without the consent of the other parties.

               Section 9.07. Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties.

               Section 9.08. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that becomes a Subsidiary of such party on and after the Closing Date.

               Section 9.09. Third Party Beneficiaries. Except with respect to indemnified parties referred to in Article VII, each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

               Section 9.10. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that in the event of a breach or threatened breach of any provision of this Agreement by either party, the other party, may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or compelling specific performance without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement or otherwise.

               Section 9.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

               Section 9.12. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.




                                        L-3 COMMUNICATIONS CORPORATION



                                        By: ____________________________________
                                             Name:
                                             Title:


                                        CALIFORNIA MICROWAVE, INC.



                                        By: ____________________________________
                                             Name:
                                             Title:

                                                                     EXHIBIT B

                          TECHNOLOGY LICENSE AGREEMENT


               TECHNOLOGY LICENSE AGREEMENT dated as of February __, 1998 (this "Agreement"), between L-3 Communications Corporation, a Delaware corporation ("Licensor"), and California Microwave, Inc., a Delaware corporation ("Licensee").


                                    RECITALS

               WHEREAS, Licensor and Licensee have entered into that certain Asset Purchase Agreement dated as of December 19, 1997, as amended (the "Asset Purchase Agreement"), in connection with the sale and purchase of certain assets of the Satellite Transmission System Division of Licensee (the "STS Division"), which sale and purchase has closed or is closing as of the date hereof (the "Closing Date") simultaneously with the execution and delivery of this Agreement; and

               WHEREAS, Licensor wishes to grant to Licensee a license to the Software, the Patent Application and the USC (each as defined below), on the terms and conditions hereof; and

               WHEREAS, Licensee wishes to acquire a license from Licensor to the Software, the Patent Application and the USC on the terms and conditions hereof;

               NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants herein and therein, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

               ARTICLE I.  DEFINITIONS

               Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Field of Use" shall mean use in satellite earth stations contracted for by the United States Government.

               "Patent Application" shall mean U.S. patent application serial number No. 08/815,593 filed March 12, 1997 entitled "Wireless Communications System Having Fixed and Dynamically Assigned Links" and any United States patents issued pursuant to such patent application, including any additions, divisions, reissues, continuations or continuations in part, renewals and extensions thereof.

               "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

               "Software" shall mean the current version of the GMACS software (GMACS 16) and related know-how, including source code, object code and associated documentation as distributed by Licensee to its customers on or prior to the Closing Date, and the current version of any software and related know-how, including source code, object code and associated documentation, incorporated in the USC as distributed by Licensee to its customers on or prior to the Closing Date.

               "Subsidiary" shall mean each corporation or other Person in which Licensee owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

               "USC" shall mean the Universal Systems Controller product as distributed by Licensee to its customers on or prior to the Closing Date, but excluding any and all software incorporated therein.


               ARTICLE II. LICENSE

               Section 2.01. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, perpetual, fully paid-up, nonterminable right and license under any and all patents, copyrights, trade secrets, know-how, and any and all other intellectual property and proprietary rights (i) to copy, support and use the Software within Licensee and its Subsidiaries only (as well as new versions thereof created pursuant to Article IV) in the Field of Use, as well as any documentation relating thereto, and (ii) except for the Software as incorporated in the USC, to make, have made, use, sell, license, lease or otherwise transfer the USC (as well as improvements thereto made under Article IV) in the Field of Use. In addition to the foregoing, and subject to the terms and conditions of this Agreement, Licensor hereby grants to licensee a non-exclusive, worldwide, perpetual, fully paid-up, nonterminable, right and license within the Field of Use under any and all patents, copyrights, trade secrets, know-how, and any and all other intellectual property and proprietary rights (x) to sublicense third parties to use object code versions of the Software and documentation concerning the use thereof, and (y) to sublicense the source code for the Software for internal use by sublicensee and to the extent necessary to enable Licensee or its sublicensee to fulfill its contractual obligations to the U.S. Government in accordance with ordinary and reasonable U.S. Government contracting practices, subject, inter alia, to the restrictions of Article III hereof. Any sublicense must impose such terms and conditions as Licensor may reasonably specify for protecting its rights in and to the Software, the USC and the Patent Application, which terms and conditions shall not be in conflict with this Agreement. Any such sublicense shall be personal to and non-transferable by, the sublicensee.

               Section 2.02. Pursuant to the license hereunder, and subject, inter alia, to Article III hereof, Licensee, as well as any third party working for or on behalf thereof or a permitted sublicensee, may use the Software on any computers, at any location, by any number of users, and on any number of computers at any time.

               Section 2.03. Subject to the terms and conditions of this Agreement (including but not limited to Section 2.05 hereof), Licensor hereby grants to Licensee a non-exclusive, perpetual, fully paid-up, non-terminable right and license under the Patent Application to make, have made, use, sell, license, lease or otherwise transfer products covered thereby.

               Section 2.04. Licensee shall make no use of the Software or the USC, except as expressly permitted by the licenses granted under this Agreement.

               Section 2.05. None of the rights and licenses granted hereunder to Licensee shall be used in contravention of or to avoid full compliance with the provisions of Section 5.1(f) of the Asset Purchase Agreement.

               Section 2.06. Licensor extends no right or license under any of its intellectual property or in or to any of its products, services or assets except to the extent as expressly set forth in (a) this Agreement, (b) the Cross- License Agreement of even date herewith between Licensor and Licensee, and (c) the Trademark License Agreement of even date herewith between Licensor and Licensee.

               Section 2.07. If Licensee determines that a person or entity is infringing or unlawfully using any intellectual property relating to the Software, the USC or the Patent Application, Licensee shall notify Licensor. Licensor, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at Licensor's sole expense; and Licensor, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. Licensee shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).


               ARTICLE III. NONDISCLOSURE

               Licensee shall maintain the source code for the Software confidential, and shall not disclose such source code to any third party except
(i) for third parties performing services on behalf of Licensee who have a need to know such source code in order to perform such services and have agreed in writing to maintain the same confidential, (ii) for contractors with respect to which Licensee is acting as subcontractor who have a need to know such source code in order to perform services for the U.S. Government and have agreed in writing to maintain the confidentiality of the same, (iii) for the U.S. Government, as may be required by U.S. government procurement regulations so long as Licensee takes all reasonable steps to maintain the confidentiality of the same or (iv) as may be required under software escrow arrangements required by such contractors or the U.S. Government so long as Licensee takes all reasonable steps to maintain the confidentiality of the same.


               ARTICLE IV. RIGHT TO MODIFY THE SOFTWARE AND USC

               Subject to the terms and conditions of this Agreement, Licensee shall have the right within the Field of Use, in its sole discretion, either by itself or by a third party, to make improvements to the USC, and to create new versions of the Software. Any such improvements to the USC and any such new versions of the Software made by Licensee after the execution of this Agreement shall be owned exclusively by Licensee, and Licensor shall have no right therein.

               ARTICLE V.  REPRESENTATIONS AND WARRANTIES

               Neither party makes any representations or warranties under this Agreement, whether express or implied, except for those representations and warranties made in the Asset Purchase Agreement which are incorporated herein by reference in their entirety.


               ARTICLE VI. GMACS AND USC TRADEMARKS

               Licensee acknowledges that Licensor is the sole owner of the GMACS and USC trademarks throughout the world and shall make no use thereof or of any trademark, trade name, service mark or other designation confusingly similar thereto anywhere in the world, except as expressly provided in the Trademark License Agreement entered into between Licensor and Licensee concurrently herewith.


               ARTICLE VII. INDEPENDENT CONTRACTORS

               The parties hereto are acting as independent contractors in connection with this Agreement and nothing herein shall be deemed to cause this Agreement to create an agency, partnership or joint venture between the parties.


               ARTICLE VIII. INDEMNIFICATION

               Licensee acknowledges that the Software, the USC and the invention that is the subject of the Patent Application were designed and developed by its STS Division prior to the Closing Date. Licensee agrees to indemnify and hold Licensor, its Affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses and expenses, (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any cause of action, claim, demand, suit or proceeding asserted by Licensee or any third party that relates to or arises from any manufacture, use, sale, lease, license or other transfer by Licensee, any Affiliate or sublicensee of Licensee or any transferee from Licensee, such Affiliate or such sublicensee, of the USC, the Software or any product or method relating to the Patent Application (including, without limitation, processing, packaging, distribution, or advertising of any thereof).


               ARTICLE IX. ENTIRE AGREEMENT

               This Agreement, together with the Asset Purchase Agreement, constitutes the entire agreement and understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings, whether written or oral, among the parties with respect to such subject matter.


               ARTICLE X. COUNTERPARTS

               This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

               ARTICLE XI. NOTICES

               All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given (a) if hand delivered or sent by telecopy, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

               If to Licensor:

               L-3 Communications Corporation
               600 Third Avenue
               New York, NY  10016
               Attention:  Christopher C. Cambria, Esq.

               with a copy to:

               Whitman Breed Abbott & Morgan LLP
               200 Park Avenue
               New York, NY  10166
               Attention:  James P. Gerkis, Esq.

               If to Licensee:

               California Microwave, Inc.
               1143 Borregas Avenue
               Sunnyvale, California 94089
               Attn:  George L. Spillane

               with a copy to:

               Richard W. Canady, Esq.
               Howard, Rice, Nemerovski, Canady,
                      Falk & Rabkin
               A Professional Corporation
               Three Embarcadero Center, 7th Floor
               San Francisco, California 94111

or such other address as shall be furnished by any of the parties in a Notice. Any Notice shall be deemed effective upon receipt.


               ARTICLE XII. WAIVERS

               The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish the first party's right to demand strict performance thereafter of that or any other provision hereof.

               ARTICLE XIII. AMENDMENTS

               This Agreement may be amended, supplemented or waived only by a subsequent writing signed by each of the parties.


               ARTICLE XIV. HEADINGS

               Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.


               ARTICLE XV. SUCCESSORS AND ASSIGNS

               All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties.


               ARTICLE XVI. THIRD PARTY BENEFICIARIES

               Except with respect to indemnified parties referred to in Article VIII, each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.


               ARTICLE XVII. SPECIFIC PERFORMANCE

               Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that, in the event of a breach or threatened breach of any provision of this Agreement by either party, the other party, may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or compelling specific performance without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement or otherwise.


               ARTICLE XVIII. GOVERNING LAW

               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

               ARTICLE XIX. SEVERABILITY

               If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby.


               ARTICLE XX. ASSIGNMENT

               Licensee may not assign this Agreement or any of the licenses granted hereby without the prior written consent of Licensor; provided, however, that, in case of any partial assignment of this Agreement relating solely to GMACS or the USC, such consent shall not be unreasonably withheld. Licensor may assign this Agreement to any person in Licensor's sole discretion.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.



                                        L-3 COMMUNICATIONS CORPORATION



                                        By: ____________________________________
                                             Name:
                                             Title:


                                        CALIFORNIA MICROWAVE, INC.



                                        By: ____________________________________
                                             Name:
                                             Title:

                                                                      EXHIBIT C

                           TRADEMARK LICENSE AGREEMENT


               Trademark License Agreement dated as of February __, 1998 (this "Agreement"), between L-3 Communications Corporation, a Delaware corporation ("Licensor"), and California Microwave, Inc., a Delaware corporation ("Licensee").


                                    RECITALS

               WHEREAS, Licensee and Licensor have entered into that certain Asset Purchase Agreement dated as of December 19, 1997, as amended (the "Purchase Agreement"), in connection with the sale and purchase of certain assets of the Satellite Transmission System Division of Licensor (the "STS Division"), which sale and purchase has closed or is closing as of the date hereof (the "Closing Date") simultaneously with the execution and delivery of this Agreement;

               WHEREAS, the STS Division has for many years used the trademark GMACS in connection with the GMACS Product (as defined below);

               WHEREAS, the STS Division has for many years used the trademark USC in connection with the USC Product (as defined below);

               WHEREAS, the Government Electronics Division of Licensee has distributed the GMACS Product and the USC Product for use in satellite earth stations contracted for by the United States Government (the "CMI Market");

               WHEREAS, Licensee wishes to use the mark GMACS within the CMI Market from and after the Closing Date for a reasonable period of time to permit a transition to a replacement mark which does not include the formative GMACS; and

               WHEREAS, Licensee wishes to use the mark USC within the CMI Market from and after the Closing Date for a reasonable period of time to permit a transition to a replacement mark which does not include the formative USC;

               NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants herein and therein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

               ARTICLE I. DEFINITIONS

               Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Affiliate" shall have the meaning set forth in the Purchase Agreement.

               "Agreement" shall have the meaning set forth in the first paragraph hereof.

               "Closing Date" shall have the meaning specified in the recitals to this Agreement.

               "CMI Market" shall have the meaning set forth in the recitals to this Agreement.

               "GMACS Product" shall mean the current version of GMACS (GMACS
16) software as distributed by Licensee to its customers on or before the Closing Date.

               "Notice" shall have the meaning specified in Section 4.03.

               "Purchase Agreement" shall have the meaning specified in the recitals to this Agreement.

               "STS Division" shall have the meaning specified in the recitals to this Agreement.

               "Trademarks" shall mean the GMACS and USC trademarks.

               "USC Product" shall mean the Universal Systems Controller product as distributed by Licensee to its customers on or before the Closing Date.


               ARTICLE II.  LICENSE

               Section 2.01. Licensor hereby grants to Licensee, on the terms and conditions set forth herein, a non-exclusive, worldwide, fully-paid-up license (a) to use the trademark GMACS in connection with the promotion and distribution of the GMACS Product, and (b) to use the trademark USC in connection with the promotion and distribution of the USC Product.

               Section 2.02. Licensee and its Affiliates shall not use, and shall not permit the use of, any Trademark outside the CMI Market.

               Section 2.03. Licensee shall only use the Trademarks in connection with products adhering to Licensor's quality standards, which may be modified by Licensor from time to time in its sole discretion. Licensee shall only use the Trademarks in a manner as approved by Licensor, which may be modified by Licensor from time to time in its sole discretion. Licensee recognizes the high reputation of the GMACS Product and the USC Product and that it is essential to Licensor's interests that Licensor's quality standards be maintained at all times.

               Section 2.04. Licensee will use the Trademarks strictly in compliance with applicable legal requirements and will use such markings in connection therewith as may be required for such compliance.

               Section 2.05. Licensor may terminate this Agreement due to a material breach by Licensee. For purposes of this Agreement, "material breach" by Licensee shall include but shall not be limited to (a) any failure to observe Licensor's quality standards, and (b) any use of the Trademarks other than a use approved by Licensor.

               Section 2.06. (a) Within a reasonable period of time following the Closing Date (and in any event by thirty (30) days thereafter), Licensee will adopt a mark not including the formative GMACS or any word or symbol confusingly similar thereto to replace the GMACS mark. Notwithstanding the foregoing, neither Licensee nor any Affiliate thereof shall use or permit the use of the GMACS mark or of any trademark, service mark or trade name including the formative GMACS or any word or symbol confusingly similar thereto anywhere in the world after the date that is 180 days after the Closing Date.

                      (b) Within a reasonable period of time following the Closing Date, (and in any event by thirty (30) days thereafter), Licensee will adopt a mark not including the formative USC or any word or symbol confusingly similar thereto to replace the USC mark. Notwithstanding the foregoing, neither Licensee nor any Affiliate thereof shall use or permit the use of the USC mark or of any trademark, service mark or trade name including the formative USC or any word or symbol confusingly similar thereto anywhere in the world after the date that is 180 days after the Closing Date.

               Section 2.07. The parties agree that, subject to the rights of Licensee hereunder, the GMACS and USC trademarks are and shall be owned exclusively by Licensor and Licensee will execute and deliver such instruments of title as Licensor may request to confirm such ownership by Licensor. Any and all use of the Trademarks by Licensee shall inure to the benefit of Licensor.

               Section 2.08. None of the rights and licenses granted hereunder to Licensee shall be used in contravention of or to avoid full compliance with the provisions of Section 5.1(f) of the Purchase Agreement.

               Section 2.09. If Licensee determines that a person or entity is infringing or unlawfully using the GMACS mark, the USC mark or any trademark, service mark or trade name confusingly similar thereto, Licensee shall notify Licensor. Licensor, in its sole discretion, may take all necessary action, including, without limitation, filing suit and enjoining the alleged infringement, at Licensor's sole expense; and Licensor, as a result thereof, shall retain all damages and other compensation received as a result of taking such actions against such infringement. Licensee shall not take any action in connection with such infringement or unlawful use (including without limitation any action to settle or compromise any such claim, action or proceeding).

               Section 2.10. Neither party makes any representations or warranties under this Agreement (it being understood and agreed that any representations and warranties relating to the subject matter of this Agreement are made in the Purchase Agreement).


               ARTICLE III. INDEMNIFICATION

               Licensee acknowledges that the GMACS Product and the USC Product were designed and developed by its STS Division prior to the Closing Date. Licensee agrees to indemnify and hold Licensor, and its officers, directors, affiliates, employees and agents, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of any use by Licensee of the Trademarks (including, without limitation, whether by manufacturing, processing, packaging, distribution, sale or advertising)


               ARTICLE IV. MISCELLANEOUS

               Section 4.01. Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement and understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the parties with respect to such subject matter.

               Section 4.02. Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

               Section 4.03. Notices. All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "Notice") shall be in writing and shall be sufficiently given (a) if hand delivered or sent by telecopy, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

               If to Licensor:

               L-3 Communications Corporation
               600 Third Avenue
               New York, NY  10016
               Attention:  Christopher C. Cambria, Esq.

               with a copy to:

               Whitman Breed Abbott & Morgan LLP
               200 Park Avenue
               New York, NY  10166
               Attention:  James P. Gerkis, Esq.

               If to Licensee:

               California Microwave, Inc.
               1143 Borregas Avenue
               Sunnyvale, California 94089
               Attn:  George L. Spillane

               with a copy to:

               Richard W. Canady, Esq.
               Howard, Rice, Nemerovski, Canady,
                      Falk & Rabkin
               A Professional Corporation
               Three Embarcadero Center, 7th Floor
               San Francisco, California 94111

or such other address as shall be furnished by any of the parties in a Notice. Any Notice shall be deemed effective upon receipt.

               Section 4.04. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish the other party's right to demand strict performance thereafter of that or any other provision hereof.

               Section 4.05.  Amendments.  This Agreement may be
amended, supplemented or waived only by a subsequent writing signed by each of the parties.

               Section 4.06. Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties.

               Section 4.07. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that becomes a Subsidiary of such party on and after the Closing Date.

               Section 4.08. Third Party Beneficiaries. Except with respect to indemnified parties referred to in Article III, each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

               Section 4.09. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that in the event of a breach or threatened breach of any provision of this Agreement by either party, the other party, may, in addition to all other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or compelling specific performance without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

               Section 4.10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

               Section 4.11. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.




                                        L-3 COMMUNICATIONS CORPORATION



                                        By: ____________________________________
                                             Name:
                                             Title:


                                       CALIFORNIA MICROWAVE, INC.



                                        By: ____________________________________
                                             Name:
                                             Title:

                                                                      EXHIBIT D

                              STS SUPPLY AGREEMENT

        THIS STS SUPPLY AGREEMENT (this "Agreement") is dated February ___, 1998 and is entered into between California Microwave, Inc., a Delaware corporation ("CMI"), and L-3 Communications Corporation, a Delaware corporation ("L-3").


                                    RECITALS

        A. CMI and L-3 have entered into an asset purchase agreement dated as of December 19, 1997, as amended (the "Purchase Agreement"), with respect to the acquisition by L-3 from CMI of certain assets of the business of designing, integrating and installing satellite communications systems in the United States and certain other countries (such business is the "STS Division").

        B. CMI and L-3 each desire to continue at favored customer prices certain supply arrangements currently in effect between the STS Division of CMI, on the one hand, and other subsidiaries and divisions of CMI, on the other hand, after the date of closing (the "Closing Date") of the purchase by L-3 of the assets of CMI contemplated by the Purchase Agreement.

        NOW THEREFORE, as a condition to the closing of the transactions contemplated by the Purchase Agreement, and in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

        1. Supply of Products by CMI. Upon the terms and subject to the conditions hereof, for two years from the Closing Date, CMI shall, or shall cause its subsidiaries (including EF Data Corp. ("EF Data")) to, sell to L-3, and L-3 shall purchase from CMI and/or its subsidiaries the following products and subassemblies (the "STS Products") needed in operating the STS Division's business after the Closing Date that CMI or EF Data currently supplies to the STS Division: satellite communications modems, codecs, transceivers, converters, Verticom "brick" converter modules (the "Brick Modules"), the ICU-64 Channel Unit for LYNXX (the "LYNXX"), the PL/5617-1 Modulator card for PROGENY (the "Card") (the Brick Modules, the LYNXX and the Card are the "Source Products") and network products. Without limiting the obligation of L-3 to purchase STS Products under the preceding sentence, the quantities of STS Products to be purchased by L-3 pursuant to this Section shall be at the sole discretion of L-3 and no minimum quantities of STS Products are required to be purchased hereunder. Notwithstanding the preceding two sentences, if CMI provides written notice to L-3 specifying any STS Products subject to this Section that CMI intends to discontinue making or selling, CMI will be relieved of any obligation to sell to L-3 any such product as of one year from the date that CMI so notifies L-3.

        2. Provision of Services by L-3. For two years from the Closing Date, CMI shall exclusively engage L-3 to provide the following services (the "Services") to CMI for the benefit of CMI's customers that have requested CMI to arrange for the procurement of satellite communications system engineering and/or satellite communications systems integration services for commercial (ie., non-U.S. government) projects or for foreign governmental authorities projects: system design, integration, installation and/or program management. Without limiting the obligation of CMI to purchase the Services under the preceding sentence, the quantities of Services to be purchased by CMI pursuant to this Section shall be at the sole discretion of CMI and no minimum quantities of Services are required to be purchased hereunder. Notwithstanding the preceding two sentences, if L-3 provides written notice to CMI specifying any Services subject to this Section that L-3 intends to discontinue providing, L-3 will be relieved of any obligation to provide to CMI any such Services as of one year from the date that L-3 so notifies CMI.

        3. SIVAM Project.

           (a) It is the understanding of the parties that in connection with the SIVAM project proposals, as currently proposed or as may otherwise be amended (the "SIVAM Proposals"), L-3 shall have exclusive access to and communication with Raytheon Corporation ("Raytheon"), whether oral or written, exclusive of CMI or any of its subsidiaries (including, without limitation, CMI's Microwave Networks division (the "MN Division"), CMI's Microwave Data Systems division ("Data Systems") and EF Data), with respect to or in connection with the SIVAM Project including, without limitation, any proposal, discussion, marketing, negotiation, pricing, settlement, procurement, arrangement or understanding with respect to the SIVAM Project.

           (b) From the Closing Date to December 31, 1998 (the "Supply Period"), CMI shall, and shall cause its subsidiaries (including EF Data) to, deliver to L-3 the products specified in the SIVAM Proposals (the "SIVAM Products") in accordance with the quantities, product specifications and time period proposed by such divisions in the SIVAM Proposals, and L-3 shall purchase, during such Supply Period, the SIVAM Products from such divisions or subsidiaries in accordance with the SIVAM Proposals, provided that:

               (i) CMI accepts the terms and conditions of and performs its duties under, as subcontractor to L-3, the contract or agreement awarded by Raytheon to L-3 for the SIVAM Project, including, without limitation, payments made under a vendor trust arrangement generally required by Raytheon; and

               (ii) the pricing for each SIVAM Product quoted by CMI (including EF Data, the MN Division and Data Systems) is competitive with, and in no event more than 5% above, any proposal made in good faith by a legitimate party which seeks to sell such SIVAM Product to L-3 and which agrees to perform the duties and obligations as a subcontractor to L-3 under the SIVAM Project with respect to such SIVAM Product. In the event that L- 3 is permitted to purchase a SIVAM Product from a party other than CMI or EF Data pursuant to this clause (ii) because that Product has not met the conditions set forth in this clause (ii), L-3 will remain obligated to purchase from CMI all of the other SIVAM Products so long as those products meet the conditions in this clause (ii) and clause (i) above and subject to the other terms and conditions hereof.


        As used herein, the term "Product" shall mean a STS Product or a SIVAM Product.

        4. Prices.

           (a) Source Products. CMI shall sell (or cause its subsidiaries to sell) each Source Product to L-3 at the unit price (the "Unit Price") listed for such Source Products on Schedule 4(a) attached hereto. The prices set forth in
Schedule 4(a) are not subject to increase during the first six months from the Closing Date. Thereafter, CMI, or its subsidiaries, may increase such prices, except that in no event shall (i) the Unit Price of any Source Product be less favorable than the unit price given to other customer for such Source Product in like quantities and (ii) any such increase in price increase the gross margin percentage of CMI or its subsidiaries with respect to such Source Product from its current gross margin percentage thereon. Upon L-3's written request, CMI will provide L-3 with reasonable access during normal business hours to the books and records of CMI and its subsidiaries for the sole purpose of verifying the gross margin percentages with respect to the Source Products.

           (b) STS Products. CMI shall sell (or cause its subsidiaries to sell) the STS Products, other than the Source Products, at prices no less favorable than the prices given to other customers of such products in like quantities.

           (c) Services. L-3 shall provide the Services to CMI at prices no less favorable than the prices given to other customers of such Services in like quantities.

        5. Additional Terms and Conditions.

           (a) CMI Terms and Conditions. Any sale of the STS Products by CMI or any of its subsidiaries under this Agreement shall be subject to and governed by the then-current standard terms and conditions (including as to warranty) of CMI (or its subsidiaries), which terms and conditions shall be no less favorable that those given to other customers for the same or similar products.

           (b) L-3 Terms and Conditions. Any sale of the Services by L- 3 under this Agreement shall be subject to and governed by the then-current standard terms and conditions (including as to warranty) of L-3, which terms and conditions shall be no less favorable that those given to other customers for the same or similar services.

        6. Specifications. CMI shall, or cause its subsidiaries to, manufacture and deliver the STS Products in accordance with the electrical, mechanical, physical, environmental and other specifications as in effect as of the Closing Date, or if the STS Product is a non-standard product, then according to the specifications agreed to in writing by L-3 and CMI from time to time. In the event an improvement or a technical change in the specifications of the STS Products is made by CMI, CMI shall be required to provide the STS Products which meet such improved or changed specifications; provided, however, that no such improvement or change in specifications shall be made to LYNXX without the prior written consent of L- 3. CMI shall, or cause its subsidiaries to, manufacture and deliver the SIVAM Products to L-3 in accordance with the specifications therefor in the SIVAM Proposals.

        7. Maintenance of Standards. If CMI fails to maintain the quality, delivery or performance standards currently applicable to the Products, or fails to achieve standards of quality or performance specified by CMI with respect to new variations of the standard Products, then L-3 shall have such remedies as may be provided in the then-current standard terms and conditions of CMI, and, if CMI fails to cure any such deficiency in any Product within 60 days after written notice thereof by L-3, L-3 shall no longer be obligated to purchase such Product pursuant to this Agreement.

        8. Ordering. Each order by L-3 for STS Products (a "Purchase Order") will specify the STS Products, the quantity, the appropriate specifications corresponding to such STS Products (if necessary), and the date of delivery, provided that the number of days from the date of the Purchase Order through the date of delivery is at least 60 days. Notwithstanding the foregoing, the parties hereafter may agree in writing to use a blanket purchase agreement with specific agreed call out schedules in lieu of the foregoing ordering mechanism. Orders by L-3 for SIVAM Products shall be made in accordance with the SIVAM Proposals.

        9. Delivery.

           (a) All STS Products will be delivered freight paid F.O.B. (CMI's (or its subsidiary's) plant).

           (b) L-3 reserves the right to inspect the STS Products and to confirm the quantity of the STS Products within 30 days from the date of delivery. Any claims for discrepant deliveries shall be reported by L-3 to CMI in writing within such 30-day period. If L-3 fails to make such a claim within the time specified, such order will be deemed accepted by L-3. Upon CMI receiving notice from L-3 of such discrepancy, L-3 will have such remedies as may be provided in the then-current standard terms and conditions of CMI.

           (c) CMI undertakes to keep L-3 promptly and regularly informed of difficulties that CMI expects in meeting L-3's needs for delivery in accordance with lead time(s) stated in any Purchase Order.

           (d) CMI shall deliver the SIVAM Products in accordance with the SIVAM Proposal.

        10. Raw and Packaging Materials. CMI will purchase and supply all raw materials and packaging materials necessary for the manufacture of the STS Products. CMI will be responsible for the sampling and testing of all such raw materials and packaging materials and for ensuring an adequate inventory of such raw materials and packaging materials to supply the STS Products.

        11. Terms of Sale. With respect to any Products or Services sold hereunder, the selling party will invoice the other party at the time of delivery or provision. Each invoice will be itemized in reasonable detail. The non-selling party will pay to the selling party the amount of such invoice within 60 days of the date of such invoice.

        12. Confidentiality. Each party will preserve the confidentiality of the other party's Confidential Information (defined below), will not use same except in connection with the performance of its obligations hereunder, and will return same upon request by the other party. This Section will survive expiration or earlier termination of this Agreement for a period of three years thereafter. "Confidential Information" means all proprietary information (including but not limited to formulas, compilations, data, know-how, specifications, techniques, inventions, devices, projections, drawings and plans, whether of a technical, operational, financial or other nature) which hereafter is, or in the past has been, disclosed in writing and marked as confidential by either party (the "Disclosing Party") to the other party (the "Receiving Party"), and which is of such a nature that its value would be impaired if disclosed to third parties, but shall not include any such information that: (i) becomes part of the public domain through no fault of the Receiving Party; (ii) at the time of receipt is known to the Receiving Party as shown by its written records; (iii) becomes known to the Receiving Party from another source and the Receiving Party is not aware that such source is under an obligation to another Person to keep such information confidential; or (iv) is required to be disclosed by the Receiving Party as a result of judicial or administrative process or by other requirements of law.

        13. Indemnity.

            (a) With respect to any Products or Services sold hereunder, the selling party agrees to indemnify and hold the other party and its affiliates and their respective officers, directors, employees and agents, harmless from and against any damages, liabilities, losses, expenses, (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claim, of any kind or nature whatsoever, which may be sustained or suffered as a result of the infringement or alleged infringement of the copyrights or U.S. patents of third parties or the breach by CMI of its represention in the fourth sentence of Section 3.16 of the Purchase Agreement, and to defend, at its expense, any actions, claims or suits against purchasing party based upon such infringement or alleged infringement or such breach. If the use of any products furnished hereunder is enjoined as a result of such a suit, the selling party at its option, and at no expense to the other party, shall obtain for the other party the right to use said products, substitute an equivalent product reasonably acceptable to selling party and extend this indemnity thereto, or accept the return of products and reimburse the other party the purchase price thereof, less a charge for reasonable wear and tear. This indemnity does not extend to any suit based upon any infringement or alleged infringement of any patent or copyright to the extent due to the combination of any products furnished by the selling party and other elements not supplied by or on behalf of the selling party nor does it extend to any products to the extent such products infringe as a result of the other party's design or formula.

            (b) The purchasing party agrees to notify the selling party in writing of any suit. At its request and at its expense the selling party shall have the right to control the defense of said suit. Except with the prior written consent of the purchasing party, no selling party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the purchasing party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such purchasing party of a release from all liability with respect to such claim or litigation. In the event that the purchasing party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the selling party might be expected to affect adversely the purchasing party's tax liability or the ability of the purchasing party to conduct its business, or that the purchasing party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the selling party in respect of such claim or any litigation relating thereto, the purchasing party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the selling party, provided that if the purchasing party does so take over and assume control, the purchasing party shall not settle such claim or litigation without the written consent of the selling party, such consent not to be unreasonably withheld. In the event that the selling party does not accept the defense of any matter as above provided, the purchasing party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the selling party and the purchasing party shall cooperate in the defense of any claim or litigation subject to this Section and the records of each shall be available to the other with respect to such defense.

            (c) The foregoing Sections 13(a) and (b) state the entire liability of the selling party for patent or copyright infringement. This Section will survive the expiration or earlier termination of this Agreement.

        14. Term. This Agreement shall commence on the date first set forth above and shall expire on the second anniversary of the Closing Date unless earlier terminated pursuant to Section 15.

        15. Termination.

            (a) Either party may terminate this Agreement for any material breach of this Agreement by the other party if the party seeking to terminate has specified such breach in writing and such breach has not been cured by the breaching party within thirty (30) days after receipt of the written notice.

            (b) Termination under this Section will be effected by notice given by the terminating party to the other party.

            (c) Any termination of this Agreement will not affect any of the rights of either party hereto that arose prior to such termination or any liability resulting from either party's breach of this Agreement.

        16. Consequences of Termination. Upon expiration or earlier termination of this Agreement, each party will promptly return to the other all documents, samples and other tangible items containing or representing Confidential Information and all copies thereof, and certify, if requested by the other party, that it has complied with the terms of this sentence. This Section will survive expiration or earlier termination of this Agreement.

        17. Sales Convey No Right to Manufacture or Copy. The Products and Services offered for sale hereunder are offered for sale and are sold by each party subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products or Services, unless expressly provided in such sale.

        18. Export Control Compliance. Each party agrees to comply fully with the United States Export Control Administration Regulations, the United States Department of State International Traffic in Arms Regulations and any other United States government regulations applicable to the export or disclosure of Products or Services provided hereunder or Confidential

Information hereunder insofar as they may control or limit the sale or use of Products or Services. Each party also agrees to comply fully with the United States Foreign Corrupt Practices Act.

        19. Force Majeure. Except for either party's payment obligations to the other party for Products or Services previously delivered or provided hereunder, failure of either party to perform its obligations under this Agreement (including but not limited to failure to make sales or deliveries of Products or Services) shall be excused to the extent that such failure is attributable to any cause beyond the reasonable control of the defaulting party, including, without limitation, acts of God, fires, earthquakes, wars, sabotage, accidents, embargo, riots, labor disputes, actions of any government or governmental agency or failure of same to act where action is required, and the inability of such party to obtain material from its suppliers or to obtain equipment or transportation; and the time during which such party may perform will be extended to coincide with the time performance has been prevented, hindered or delayed as a result of the foregoing. Should either party wish to claim relief from its obligations hereunder by reason of this Section, such party shall give notice to the other party without delay of the occurrence of the event or circumstances in question.

        20. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. The parties hereby agree that this Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

        21. Assignment. The Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement will bind and inure to the benefit of the successors and permitted assigns of the parties hereto. References to a party herein also are deemed to be references to any successor or permitted assign of such party.

        22. Notices. All notices, consents, approvals, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile transmission or telegram.

                             if to L-3, to

                             L-3 Communications Corporation
                             600 Third Avenue
                             New York, NY 10016
                             Facsimile: 212/805-5494
                             Attn: Christopher C. Cambria

                             if to CMI, to

                             California Microwave, Inc.
                             1143 Borregas Avenue
                             Sunnyvale, California 90489
                             Facsimile:408/743-4244
                             Attn: George L. Spillane

or, in each case, at such other address as may be specified in writing to the other parties hereto.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile or telegram, on the next day following the day on which such facsimile or telegram was sent, provided that a copy is also sent by certified or registered mail.

        23. Certain Definitions. All capitalized terms used herein and not defined in this Section shall have the meanings assigned to them herein. When used herein, the following terms shall have the meaning specified below:

            "include" and "including" shall be construed as if followed by the phrase "without being limited to".

            "Person" means an individual, a corporation, a joint venture, a partnership, a firm, an association, a limited liability company, a business trust or any other legal entity or any governmental authority or instrumentality.



        24. General.

            (a) It is agreed that each of parties hereto is acting as an independent contractor and nothing contained in this Agreement shall be construed to constitute either as a partner, agent or employee of the other. Neither party is authorized to act for or bind the other except as specifically provided herein.

            (b) The failure of a party at any time to require performance by the other party of any provision hereof shall in no way affect the right of the party thereafter to enforce same against the other party, nor shall waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself or as a waiver of a breach of any other provision.

            (c) If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such provisions will be narrowed (or deleted, if necessary) to the minimum extent necessary to make it and the rest of this Agreement enforceable.

            (d) This Agreement or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            (e) This Agreement and the Purchase Agreement constitute the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties relating thereto. The terms of this Agreement may not be modified except by a writing signed by both of the parties.

            (f) This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) The agreements that comprise this Agreement, the Purchase Agreement and any terms and conditions of either party that apply to a sale of products or services hereunder shall have the following order of priority in the event of a conflict between any of them: (i) the Purchase Agreement, (ii) this Agreement and (iii) the terms and conditions of the selling party then in effect with respect to such sale.

            (h) The headings contained in this Agreement are inserted for reference only and shall not be used to aid in the construction hereof.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                        L-3 COMMUNICATIONS CORPORATION



                                        By: ____________________________________
                                             Name:
                                             Title:


                                        CALIFORNIA MICROWAVE, INC.



                                        By: ____________________________________
                                             Name:
                                             Title:

                           SOURCE PRODUCTS PRICE LIST
                                 (Schedule 4(a))


Description                  STS P/N               Quantity        Pricing
-----------                  -------               --------        -------
ICU 64 Channel Unit          01070-00714           Any             $5,500.00
        EF DATA


Modulator, Progeny, XP       01070-A71224-1        Any             $5,500.00
        EF DATA                                                    Not-to-Exceed


Ku-Band Modulator
        "Brick"              01070-A68551-1        1-9             (A)
        VERTICOM                                   10-24
                                                   25-49
                                                   50

C-Band U/C 70Mhz
        "Brick"              01070-A69532-1        1-9             (A)
        VERTICOM                                   10-24
                                                                   25-49
                                                                   50



(A) To be purchased by L-3 directly from Verticom with EF Data's consent and with EF Data agreeing to arrange with Verticom for L-3 to make such direct purchases.